EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

between

CSC CREDIT SERVICES, INC.

(as Seller)

and

EQUIFAX INFORMATION SERVICES LLC

(as Buyer)

Dated

December 1, 2012

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ARTICLE V	ADDITIONAL AGREEMENTS	37
5.1	Actions Prior to Closing	37
5.2	Further Assurances	39
5.3	Access	39
5.4	Keeping of Books and Records; Financial Statements	39
5.5	Litigation	41
5.6	Employees	41
5.7	Consents	43
5.8	Confidentiality	45
5.9	Brokers Fees	46
5.10	Access to Books and Records and Personnel	47
5.11	COBRA Compliance	47
5.12	Updates to Disclosure Schedules	48
5.13	Alternative Transactions	48
5.14	Transfers of Cash Pre-Closing; Receipt of Cash Post-Closing	49
5.15	Performance Bonds	49
5.16	Accounts Receivable Procedures	49
5.17	Patent Rights	50

ARTICLE VI	CONDITIONS TO SELLER’S OBLIGATIONS TO SELL THE ACQUIRED ASSETS	50
6.1	Representations, Warranties and Covenants	50
6.2	Payment of Purchase Price	50
6.3	Closing Documents	50
6.4	Actions	51

ARTICLE VII	CONDITIONS TO BUYER’S OBLIGATIONS TO PURCHASE THE ACQUIRED ASSETS	51
7.1	Representations, Warranties and Covenants	51
7.2	Closing Documents	51
7.3	Consents	51
7.4	No Change	51
7.5	Actions	51
7.6	Lien Satisfaction	51
7.7	Additional Financial Statements	51

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF ALL PARTIES	52
8.1	Regulatory Approvals	52
8.2	Actions	52

ARTICLE IX	CLOSING	52
9.1	General	52
9.2	Buyer’s Closing Documents and Payment	52
9.3	Seller’s Closing Documents	53

ARTICLE X	INDEMNIFICATION	53
10.1	By Seller	53
10.2	By Buyer	54
10.3	Notification and Handling of Third Party Claims	54
10.4	Specified FCRA Claims	56
10.5	Notification of Other Claims	57

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ARTICLE XI	LIMITATIONS AND SURVIVAL	57
11.1	Limitations and Caps on Losses and Indemnity	57
11.2	Survival	58
11.3	Sole Remedy	59
11.4	Parent Guaranty	59
11.5	Equifax Guaranty	60

ARTICLE XII	TERMINATION	61
12.1	Termination	61
12.2	Effect of Termination	62

ARTICLE XIII	TAXES	62
13.1	Assistance	62
13.2	Transfer Taxes	62
13.3	Proration	62
13.4	Operating Taxes	63

ARTICLE XIV	MISCELLANEOUS	63
14.1	Expenses	63
14.2	Notices	63
14.3	Modification or Waiver	64
14.4	Binding Effect and Assignment	64
14.5	Specific Performance	65
14.6	Governing Law	65
14.7	Section Headings	65
14.8	Entire Agreement	65
14.9	No Third Party Beneficiaries	65
14.10	Counterparts	65
14.11	Severability	65
14.12	Interpretation of Agreement	66
14.13	Waiver of Trial By Jury; Jurisdiction	66
14.14	Public Announcements	67

iii

INDEX OF EXHIBITS

Exhibit A	-	Form of Transition Services Agreement
Exhibit B	-	Working Capital Calculation
Exhibit C	-	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D	-	Form of Non-Competition Agreement
Exhibit E	-	Form of Operating Agreements Termination Agreement

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EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on this 1st day of December, 2012, by and between CSC CREDIT SERVICES, INC., a Texas corporation (“Seller”), and EQUIFAX INFORMATION SERVICES LLC, a Georgia limited liability company (“Buyer”). Capitalized terms used but not defined herein shall have the meanings specified in Section 1.1 hereof.

RECITALS

WHEREAS, Seller is the owner of the Acquired Assets, through which Seller provides certain credit reporting services;

WHEREAS, Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to acquire from Seller, the Acquired Assets, and Buyer has agreed to assume certain liabilities of Seller relating to the Acquired Assets and the operation of the Business, all on the terms and conditions set forth in this Agreement; and

WHEREAS, Buyer is engaged in the provision of credit reporting services similar to those provided by Seller.

NOW, THEREFORE, in consideration of the representations, warranties, conditions and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS

1.1           Definitions. As used herein, the following terms shall have the following definitions:

“Account Management Services” shall mean services in all cases of the types provided by Seller as of the date of this Agreement related to the monitoring and reporting of activity in consumer credit files of the type owned by Seller for third parties desiring to manage existing consumer credit relationships.

“Accounts Receivable” shall mean all accounts receivable or other similar trade receivables.

“Action” shall mean any action, claim, charge, arbitration, audit, hearing, complaint, inquiry, investigation, litigation, suit or other proceeding (whether civil, criminal, administrative, investigative, or informal, public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Adjustment Settlement Date” shall have the meaning set forth in Section 2.4(d).

“Agreement” shall have the meaning set forth in the preamble.

“Acquired Assets” shall have the meaning set forth in Section 2.1(a).

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, the Person specified, and any Subsidiary of the Person specified. For purposes of this Article I, control of a Person means the power, whether direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Allocation” shall have the meaning set forth in Section 2.6.

“Alternative Transaction” shall have the meaning set forth in Section 5.13.

“Ancillary Agreements” shall mean the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Non-Competition Agreement, and the Operating Agreements Termination Agreement.

“Arbitrating Accountant” shall have the meaning set forth in Section 2.4(d).

“Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(ii).

“Assumed Obligations” shall have the meaning set forth in Section 2.2(a).

“Auditor” shall have the meaning set forth in Section 3.17(a).

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.2(a).

“Breach” shall mean a breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate required to be delivered at Closing pursuant to this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or if there shall occur any event that with the giving of notice or passage of time, or both, would constitute such a breach, inaccuracy or failure.

“Business” shall mean the provision of Credit Services. “Business” includes the provision of all products and services included in the operations of Seller reflected in the Interim Financial Statements. For the avoidance of doubt, the term “Business” when used with reference to Seller or the Acquired Assets does not include any of the following to the extent engaged in by a Parent Entity (as of the date of this Agreement or at any future date) even though the Business of Seller may include similar services, products or activities: (i) services by any Parent Entity under contracts or subcontracts with any Person where the primary stated purpose of such contract or subcontract is something other than the provision of any Credit Services, even though the contract or subcontract might include, at any time, ancillary services, subservices, tasks, or subtasks related to Credit Services and even though such Person, itself, might be providing Credit Services, (ii) the conduct by any Parent Entities of their respective businesses and operations (including the mortgage default business conducted by CSC Early Resolution), (iii) the collection and aggregation of data for resale or any other use that does not constitute a Credit Service of the type provided by Seller as of the date of this Agreement, or (iv) engaging in the provision of non-Business products or services to a Person who owns or conducts a business similar to the Business or to a Person who has a subcontract with any such other Person.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in the State of Texas or the State of New York.

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“Buyer” shall have the meaning set forth in the preamble.

“Buyer Obligations” shall have the meaning set forth in Section 11.5.

“Buyer Proprietary Information” shall have the meaning set forth in Section 5.8(b)(ii).

“Claim” shall mean an asserted or threatened claim or Action by any third party or Governmental Body that could result in a Loss by a Party subject to indemnification under Article X of this Agreement.

“Claim Notice” shall have the meaning provided in Section 10.3(a).

“Closing” shall mean consummation of the transactions contemplated by this Agreement, which Closing shall take place on the Closing Date.

“Closing Date” shall mean the date that is no later than three Business Days immediately following the satisfaction or waiver of all of the conditions set forth in Articles VI, VII and VIII hereof (other than those conditions that by their nature cannot be satisfied until the time of Closing, but subject to the satisfaction of such conditions), or, if necessary to comply with notice requirements under Buyer’s credit facilities, four Business Days following such satisfaction or waiver, or such other date as is mutually agreeable to Buyer and Seller, but (i) not earlier than December 28, 2012 unless otherwise mutually agreed by the Parties, and (ii) not later than the Termination Date.

“Closing Date Account Receivables” shall have the meaning set forth in Section 2.1(a)(iv).

“Closing Payment” shall have the meaning set forth in Section 2.3.

“COBRA” shall have the meaning set forth in Section 5.11.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Party” shall have the meaning set forth in Section 5.8(c).

“Consent” shall mean any approval, notice, consent, ratification, waiver or other authorization (including any Governmental Authorization), including those required to transfer an Acquired Asset (including the Assigned Contracts) to Buyer under the terms set forth in this Agreement.

“Consumer Claims” shall mean those demands, claims, causes of action and Actions alleged, demanded, or filed by consumers arising from the operation of Seller’s Business, without regard to the date of receipt or filing of such demand, claim or cause of action, and including claims based on acts or omissions occurring prior to the Effective Time.

“Contract” shall mean any contract, bid, proposal, understanding, agreement, Lease, engagement letter, statement of work, obligation, promise, indenture, note, bond, instrument, license, mortgage, letter of credit, guaranty, undertaking or commitment, whether written or oral, express or implied, that is legally binding, including all legally binding amendments and change orders applicable thereto.

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“Credit Reporting Services” shall mean services in all cases of the types provided by Seller as of the date of this Agreement related to the ownership, collection, organization, maintenance and management of credit files (including financial, demographic, employment and marketing information) and consumer reports relating to credit for consumers in the States of North Dakota, Minnesota, Iowa, Nebraska, Kansas, Oklahoma, Missouri, Texas, Arkansas, Louisiana, Illinois, Wisconsin, Indiana, Ohio and Kentucky, and the assembly or evaluation of consumer credit information with respect to such consumers as well as the resale of credit information owned by others relating to consumers in other states for the purposes of furnishing consumer credit reports to third parties.

“Credit Services” shall mean Account Management Services, Credit Reporting Services, Customer Acquisition Services, Mortgage Credit Services, and Other Ancillary Services provided by Seller as of the date of this Agreement.

“CSC 401(k) Plan” shall have the meaning set forth in Section 5.6(b).

“Customer Acquisition Services” shall mean services in all cases of the types provided by Seller as of the date of this Agreement related to the identification of consumers meeting certain credit standards for use by third parties.

“December Financial Statements” shall have the meaning set forth in Section 5.4(c).

“Debt” shall mean with respect to any Person any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or interest swap agreements or representing capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any property, including any indebtedness of others secured by an Encumbrance on any asset of such Person (whether or not such indebtedness is assumed by such Person), or any indebtedness or financial obligation of any other Person guaranteed by such Person for which such Person or its assets is liable.

“Deductible Amount” shall have the meaning set forth in Section 11.1(d).

“Disclosure Schedules” shall mean the schedules referred to in Article III and Article IV hereof and accompanying this Agreement.

“Dispute” shall have the meaning set forth in Section 2.4(c).

“Dispute Period” shall have the meaning set forth in Section 2.4(c).

“Dispute Notice” shall have the meaning set forth in Section 2.4(c).

“Effective Time” shall mean 11:59 p.m. on the Closing Date.

“Employee” shall mean each employee of Seller.

“Employee Benefit Plan” shall mean any of the following arrangements (whether formal or informal, and whether written or unwritten) under which Seller, or any of its Affiliates, has any liability to provide benefits or compensation to or on behalf of any Employee or the spouse or dependents of any Employee:

(a)          any employee benefit plan within the meaning of Section 3(3) of ERISA; and

(b)          any other employment, profit-sharing, deferred compensation, incentive compensation, bonus, commission, severance pay, retention, change in control, unemployment benefit, vacation pay, savings, cafeteria, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan, program or agreement (but expressly excluding any stock option, stock purchase or other equity-based benefits or compensation plans (other than cash or long-term incentive plans)).

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“Encumbrance” shall mean any equitable interest, lien, charge, claim, encumbrance, option, pledge, security interest, mortgage, deed of trust, tenancy or other possessory interest, conditional sale or other title retention agreement, assessment, easement, right of way, restriction, condition, covenant or limitation of any kind, including any restriction on use or building, reservation, option or right of first refusal.

“Environmental Laws” means any Legal Requirement that regulates or controls the protection of health, safety or the environment, including requirements affecting worker health and safety or the generation, use, release, handling or disposal of Hazardous Materials.

“Equifax” shall mean Equifax Inc., a Georgia corporation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Working Capital” shall mean the estimated Net Working Capital of Seller that Seller reasonably estimates will exist as of the close of business on the Closing Date as determined in accordance with Section 2.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FCRA” shall mean the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq.

“Final Closing Date Working Capital Statement” shall have the meaning set forth in Section 2.4(b).

“Final Working Capital” shall have the meaning set forth in Section 2.4(b).

“Financial Statements” shall have the meaning set forth in Section 3.17.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1 (first and third sentences), 3.2, 3.9(a), 3.13 and 3.16.

“GAAP” shall mean United States generally accepted accounting principles consistently applied by Parent throughout the periods involved. In cases where there is more than one acceptable accounting treatment under GAAP, Parent’s treatment during the applicable period shall be considered GAAP.

“Governmental Authorization” shall mean any approval, order, consent, license, permit, franchise, filing, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any or all of the following:

(a)          nation, state, county, parish, city, town, village or district;

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(b)          federal, state, local, municipal, foreign or other government;

(c)          governmental or quasi-governmental jurisdiction or authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)          multi-national organization or body; or

(e)          governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any pollutant, contaminant, waste or substance that is regulated under or defined as such under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“including” means including without limitation.

“Indemnitee” shall have the meaning set forth in Section 10.3(a).

“Indemnitor” shall have the meaning set forth in Section 10.3(a).

“Intellectual Property” shall mean all (i) United States and foreign patents and patent applications of any kind, United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and any rights or licenses in the foregoing, (ii) unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including (in whatever form or medium), data, information, discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software and computer software documentation, database, drawings, designs, plans, proposals, presentations, specifications, photographs, samples, models, methodologies, processes, procedures, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be sublicensed to any Person, and (iii) trademarks, tradenames, applications for trademark registration, service marks, applications for service mark registration, domain names, registrations and applications for registrations pertaining to the foregoing, any derivations of the foregoing, and all goodwill associated therewith.

“Interim Financial Statements” shall have the meaning set forth in Section 3.17.

“Lease” shall have the meaning set forth in Section 3.10.

“Leasehold Property” shall have the meaning set forth in Section 3.10.

“Legal Requirement” shall mean any constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or Order of any federal, state, local, municipal, foreign, international or multinational or other jurisdiction, or other Governmental Body or of any arbitrator, including mandatory regulations, policies, rules and guidelines of self-regulatory organizations and including all Orders, laws and rules relating to data privacy, trans-border data flow or data protection or governing the collection, use or management of personally identifiable information.

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“Liability” shall mean, as to any Person, all Debts, claims, liabilities, commitments, responsibilities, loss contingencies and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of or against such Person, whether accrued or unaccrued, joint or several, vested or unvested, disputed or undisputed, liquidated or unliquidated, secured or unsecured, due or to become due, known or unknown, executory, determined, determinable or otherwise and whether or not actually reflected, or required to be reflected, in such Person’s financial records.

“Loss” or “Losses” shall mean any and all costs, losses, Liabilities, actions, demands, obligations (including corrective and remedial obligations), penalties, interest, damages and expenses (including the costs of investigation, costs of settlement, reasonable legal fees, expert fees and litigation expenses, whether direct or indirect, but excluding any consequential damages, lost profits or punitive damages (except to the extent such consequential, lost profits or punitive damages result from application of any statute, rule or regulation imposing the same, or to the extent that such damages are paid or payable to, or alleged, demanded or claimed by a third party)), suffered, incurred or claimed by a Person.

“Material Adverse Effect” shall mean, any change, state of facts, occurrence, development or effect that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse effect on (i) the Acquired Assets or the Business (or the financial condition or results of operations of the Acquired Assets and the Business or the Assumed Obligations relating thereto), taken as a whole, or (ii) the ability of Seller or any of Seller’s Affiliates to perform its obligations under this Agreement or any Ancillary Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect,” and “Material Adverse Effect” shall not include, any change, development or effect to the extent resulting from (1) any change, unless such change has a materially disproportionate effect on Seller, the Business or the Acquired Assets compared to the effect on other Persons, businesses or assets, as applicable, in Seller’s industry, in (a) general United States or global economic conditions, (b) economic conditions affecting Seller’s industry generally (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (d) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (2) any change in the rates of Taxes, Legal Requirements or GAAP, or the enactment or implementation of any new Taxes, Legal Requirements or principles of GAAP, (3) the taking of any action contemplated by this Agreement and the Ancillary Agreements, (4) the effects resulting from the public announcement of this Agreement, (5) the effect of any action by Buyer or its Affiliates in violation of this Agreement with respect to the transactions contemplated by this Agreement, or (6) any adverse change in or effect on the Acquired Assets or the Business that is cured by Seller before the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Article XII hereof.

“Material Contracts” shall have the meaning set forth in Section 3.12.

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“Mortgage Credit Services” shall mean services in all cases of the types provided by Seller as of the date of this Agreement related to the furnishing to third parties of mortgage reports (single, dual or tri-merge) and mortgage related reports based on the products (such as trade line updates, international reports, residential mortgage reports, business reports, re-scores, tax verifications, flood zone determination products and additional automated products) provided in connection with Seller’s Credit Reporting Services.

“Net Working Capital” shall mean an amount equal to (i) the sum of Seller’s current assets included in the Acquired Assets in the following balance sheet accounts (as such accounts are defined for purposes of the balance sheet in the Interim Financial Statements): Receivables, net of allowance, plus Prepaid expenses, minus (ii) the sum of Seller’s current liabilities included in the Assumed Obligations in the following balance sheet accounts (as such accounts are defined for purposes of the balance sheet in the Interim Financial Statements): Advance contracts payable, plus Accounts payable (excluding any outstanding checks included in Accounts payable), plus Accrued expenses (excluding (i) general ledger account 231130 Acc Annual Bonus, (ii) accounts 232600 through 232604 relating to franchise tax, and (iii) accounts 233209 through 233250 relating to sales and use tax), and plus Other current liabilities, determined in accordance with GAAP and the methodology used in calculating Net Working Capital set forth in Exhibit B, including the exclusions and adjustments set forth in Exhibit B.

“Non-Competition Agreement” shall have the meaning set forth in Section 9.2(b).

“Nondisclosure Agreement” shall have the meaning set forth in Section 5.8(f).

“Off-the-Shelf Software” shall mean any generally available “off-the-shelf” computer software licensed by the Business from third parties pursuant to “shrink wrap” licenses where the total fees associated with each particular program are less than $15,000 in the aggregate.

“Open Source Software” shall mean any software, firmware, source code, object code, program, module, library, database, driver or similar component (or portion thereof) (“Software”) that meets one or more of the following criteria: (i) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, or is otherwise publicly distributed or made generally available in source code or equivalent terms with the intention to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (ii) is subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

“Operating Agreements” shall mean (i) that certain Agreement for Computerized Credit Reporting Services and Options to Purchase and Sell Assets dated as of August 1, 1988, among Equifax, Parent, Seller and the other parties thereto, as heretofore amended and as amended on the date hereof pursuant to that certain Amendment Extending Time among the Parties of even date herewith, and (ii) each of the other currently effective agreements among Equifax and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, listed on Schedule 1.1(o).

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“Operating Agreements Termination Agreement” shall mean the agreement to be entered into as of the Closing Date among Equifax, Parent, Seller and the other parties thereto to terminate the Operating Agreements, substantially in the form attached hereto as Exhibit E.

“Order” shall mean any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person if and only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, excluding any activities relating to the transaction contemplated by this Agreement.

“Other Ancillary Services” shall mean services in all cases of the types provided by Seller as of the date of this Agreement related to the following product and/or service lines in each case offered by Seller as of the date of this Agreement: (a) Equity Analyzer product; (b) identification and fraud detection provided through Seller’s Instant-ID, ExpectID and ComplyID products; (c) criminal record background checks, screening, and reports, (d) resale of services relating to identification of consumers and entities appearing on OFAC lists; (e) E-Manager product; and (f) FACTA and RBP letters.

“Parent” shall mean Computer Sciences Corporation, a Nevada corporation.

“Parent Entity” shall mean Parent and each of its Subsidiaries and controlled Affiliates other than Seller.

“Parent Guarantee” shall have the meaning set forth in Section 5.16.

“Patent Applications” shall have the meaning set forth in Section 3.19(h).

“Party” shall mean one of Buyer or Seller; “Parties” shall mean Buyer and Seller.

“Performance Bonds” shall have the meaning set forth in Section 3.25.

“Permits” shall mean all licenses, permits, pending applications, consents, approvals and authorizations of or from any public or Governmental Body.

“Permitted Encumbrances” shall mean with respect to the Acquired Assets: (i) liens for current Taxes and assessments not yet due and payable, provided, however, that the only Taxes that qualify as a Permitted Encumbrance are those described in this clause (i); (ii) mechanics’, materialmen’s and similar liens arising in the Ordinary Course of Business, being contested in good faith with appropriate procedures (and reserved for on Seller’s books and records), which liens shall be paid by Seller if, upon conclusion of such contest it is determined that Seller is responsible for such liens; (iii) rights of third parties as licensor under licenses and similar agreements which are Assigned Contracts not arising as a result of any breach by Seller; (iv) rights of third parties as licensor under Off-the-Shelf Software licenses for software products that are included within any of the Acquired Assets listed on Schedule 3.19(a) not arising as a result of any breach by the Seller; (v) other liens that are not material in amount, do not secure Debt, do not interfere with the consummation of the transactions contemplated by this Agreement and do not materially and adversely affect the value or use of the property subject thereto, and (vi) liens (if any) identified on Schedule 1.1(p).

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“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” shall have the meaning set forth in Section 2.1(a)(iii).

“Privacy Agreements” shall have the meaning set forth in Section 3.20(c).

“Privacy Laws” shall mean any Legal Requirement related to the protection, privacy or security of personal information or other data, including Legal Requirements relating to (i) protection of personal information of individuals and consumers, (ii) implementation of data privacy policies or data security policies in effect, including relating to data loss, theft and breach notification policies, and (iii) the transfer, exchange, disclosure, sharing, use or storage of customer, user, or subscriber information, including the transfer of personal information across national borders.

“Proprietary Information” shall have the meaning set forth in Section 5.8(c).

“PTO” shall have the meaning set forth in Section 3.19(a).

“Purchase Price” shall mean $1,000,000,000.

“Records” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person or its Affiliates, including legal counsel, consultants, accountants, financing sources and financial advisors.

“Retained Assets” shall have the meaning set forth in Section 2.1(b).

“Retained Obligations” shall have the meaning set forth in Section 2.2(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble.

“Seller Credit Data” means all credit reporting files of the Business, whether in Buyer or a Buyer Affiliate’s possession on the date hereof or otherwise, and all credit data, records, files and other information owned by Seller that is held or maintained on Buyer’s ACRO database system and all other credit files and information of Seller that Buyer holds pursuant to any Operating Agreement or that Buyer or Equifax has maintained for Seller.

“Seller’s Knowledge” shall mean the actual knowledge (after reasonable inquiry) of Ray August, Jim Cook, Adam Sheipe, Randy Phillips, Lisa Goldey, Louise Turilli, John Dickson, Cindy Austin, Danelle Gulley, Margaret Kerstens, Peggy Fisher, Bill Smith, Rick Frala and Karen Crump.

“Seller Obligations” shall have the meaning set forth in Section 11.4.

“Seller-Licensed Intellectual Property” shall have the meaning set forth in Section 3.19(b).

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“Seller-Owned Intellectual Property” shall have the meaning set forth in Section 3.19(a).

“Seller Proprietary Information” shall have the meaning set forth in Section 5.8(a)(ii).

“Services” shall mean the services which will be provided by Parent to Buyer and its Affiliates, or by Buyer to Parent and its Affiliates, pursuant to the Transition Services Agreement; a general description of such services are identified on Exhibit A and Exhibit B to the form of Transition Services Agreement attached hereto, and, as provided in such exhibits, final, detailed schedules of such services shall be agreed to based on good faith negotiations between Parent and Buyer prior to the Closing Date and attached to the Transition Services Agreement as executed and delivered at Closing. Such services will provided on a cost basis as defined in the schedules to the Transition Services Agreement.

“Specified FCRA Claims” shall have the meaning set forth in Section 10.4.

“Subsidiary” shall mean, with respect to any other Person, any Person controlled directly or indirectly by such Person, or any other Person of which an aggregate of 50% or more of the outstanding capital stock (or other equity interests) is, at the time, owned, directly or indirectly, by such Person.

“Taxes” shall mean (i) all taxes (including, any estimated or minimum tax), charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Body, including federal, state, local or foreign taxes, ad valorem, property, income, corporate or business organization, consumption, premium, net worth, capital stock, capital gains, recapture, disability, recording, sales, use, excise, utility, gross receipts, environmental, value added, environmental, license, stamp, withholding or backup withholding, transfer and fuel taxes, customs duties and any interest, fines, penalties, assessments or additions to tax attributable to or imposed on or with respect to any such assessment, (ii) any Liability for the payment of any amounts of the type described in clause (i), pursuant to Contract, Legal Requirement or otherwise.

“Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Body in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes, and any schedules or attachments thereto and amendments thereof.

“Termination Date” shall mean December 28, 2012, subject to extension to March 31, 2013 in accordance with Section 12.1(b).

“Transferred Employees” shall mean the Employees who accept offers of employment from Buyer.

“Transfer Taxes” means all sales (including bulk sales), use, value-added, documentary, stamp, gross receipts, registration, real property transfer, conveyance, excise, license, recording, transfer and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

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“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into as of the Closing Date among Parent and Buyer, substantially in the form attached hereto as Exhibit A, pursuant to which Parent will provide Services to Buyer and its Affiliates and Buyer will provide Services to Parent and its Affiliates.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Working Capital Target Amount” shall have the meaning set forth in Section 2.4(a)(i).

ARTICLE II
PURCHASE AND SALE OF ACQUIRED ASSETS

2.1           Purchase and Sale of Acquired Assets. At the Closing and subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and Buyer shall purchase, acquire, take assignment and delivery from Seller, of all of the right, title and interest of Seller in and to the Acquired Assets, as specified below.

(a)          Acquired Assets. The Acquired Assets shall consist of all of the assets owned or used by Seller in the conduct of the Business (wherever located and whether or not reflected on the books and records of Seller and whether or not carried in the name of Seller), expressly excluding (i) the Retained Assets, including any assets referred to in Section 2.1(b)(xvi) to be used for Services to be provided to Buyer by Parent pursuant to the Transition Services Agreement, and (ii) any assets used by Seller in the Business that are owned or held by Buyer and provided to Seller pursuant to an Operating Agreement, but expressly including the following property, rights and interests (collectively, the “Acquired Assets”):

(i)          the intangible rights and properties of Seller, including all Intellectual Property listed on Schedule 2.1(a)(i) which is held by Seller for use in connection with the Business (it being understood that, to the extent that any such Intellectual Property is Seller Licensed Intellectual Property, only such license or right shall be an Acquired Asset), all of the Seller Credit Data, all other data and information held by Seller for use in connection with the Business, whether or not maintained on Buyer’s network or system, including all data related to consumer claims or consumer disclosures, and all goodwill and going concern value of the Business, and all “800”, “888” and other toll-free and local telephone numbers of the Business;

(ii)         without limiting Section 5.7(b), all Contracts of Seller relating to the Business, including those listed on Schedule 2.1(a)(ii), as such Contracts may be updated or amended after the date hereof in the Ordinary Course of Business, but specifically excluding the Operating Agreements (the “Assigned Contracts”), and all customer lists, account records and other information and documentation relating to customers or other counterparties under any Assigned Contract, together with all goodwill related to the customers or other counterparties under such Assigned Contracts;

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(iii)        all equipment, fixtures, furniture, computers, terminals and other computer hardware and systems, supplies and other tangible personal property owned by Seller and used or held for use in connection with the Business, including those listed on Schedule 2.1(a)(iii) (the “Personal Property”);

(iv)        all Accounts Receivable of Seller as of the Closing Date, including Accounts Receivable owed by Buyer or any of its Affiliates to Seller, which Accounts Receivable will be reflected in the Final Closing Date Working Capital Schedule (“Closing Date Account Receivables”);

(v)        all rights to any advance payment, prepaid rentals, deposits and other prepaid expenses, rights of offset, credit and claims for refund relating to the Assigned Contracts or the Business;

(vi)       to the extent permitted by any applicable Legal Requirement, all Permits and other authorizations of Seller used or held for use in the Business;

(vii)      subject to Section 2.2(b), all warranties, indemnities, rights and claims, counterclaims, demands, lawsuits, judgments, right and causes of action of any nature (whether contingent or absolute, matured or unmatured, known or unknown, choate or inchoate, and whether in tort, contract or otherwise) against any Person, including any Encumbrances, judgments, causes of action and rights of recovery, and the right to receive and retain mail and other written communications received after the Closing Date and directly relating to the Business, the Acquired Assets and/or the Assumed Obligations (it being agreed that any mail or other written communications relating to the Retained Assets and the Retained Obligations will be promptly remitted to Parent and Seller);

(viii)     the Seller’s files, books and records (or, in Seller’s discretion, copies of any thereof) directly relating to the Acquired Assets or the Business (to the extent permitted by any Legal Requirement), including, to the extent they exist, maintenance and repair records, plans and drawings;

(ix)        to the extent in Seller’s possession or control and still in existence, all project plans, budgets, schedules, deliverables (whether complete or incomplete) and other documentation relating to past, present or future Credit Services provided by the Business;

(x)         all leases or subleases of tangible Personal Property set forth on Schedule 2.1(a)(x)(1) hereto as to which Seller is the lessor or sublessor and all leases of tangible Personal Property set forth on Schedule 2.1(a)(x)(2) hereto as to which Seller is the lessee or sublessee, in each case together with any contractual options to purchase or sell the underlying property;

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(xi)        all of the leases or subleases of Leasehold Property set forth on Schedule 2.1(a)(xi)(1) hereto as to which Seller is the lessor or sublessor, and all leases and subleases of real property set forth on Schedule 2.1(a)(xi)(2) hereto as to which Seller is the lessee or sublessee, in each case together with any contractual options of Seller to purchase the underlying property, and all leasehold improvements thereon owned by Seller and all other Seller rights, subleases, licenses, interests and rights appurtenant thereto or related to such leases and subleases;

(xii)       all lock boxes and safe deposit boxes of Seller used in the Business;

(xiii)      the proceeds of any insurance policy that is payable with respect to a Specified FCRA Claim to the extent Buyer is responsible therefor pursuant to Section 10.4; and

(xiv)      except to the extent disposed of since the date of such balance sheet in the Ordinary Course of Business, all other assets, properties and rights reflected on the September 30, 2012 balance sheet contained in the Interim Financial Statements.

(b)          Retained Assets. Notwithstanding anything to the contrary contained in this Section 2.1, the Parties expressly understand and agree that Seller is not agreeing hereunder to sell, assign, transfer or convey to Buyer any of the Retained Assets.  The Retained Assets shall consist of the following property, rights and interests (except to the extent that any such property, rights or interests are reflected on the balance sheet contained in the Interim Financial Statements) (collectively, the “Retained Assets”):

(i)          any assets owned, held or used by any Parent Entity that are principally used other than in connection with the operation of the Business;

(ii)         any Intellectual Property owned by or licensed to any Parent Entity, provided, however, that, for the avoidance of doubt, Retained Assets do not include any Seller-Owned Intellectual Property or any rights of Seller in or to any Seller-Licensed Intellectual Property;

(iii)        any Internet Protocol Version 4 Numbers, commonly expressed as a Classless Inter-Domain Routing notation;

(iv)        the corporate names “Computer Sciences Corporation”, “CSC”, “CSC Credit Services” and any name including such terms or any derivation thereof as well as any related tradenames, trademarks or similar items;

(v)         to the extent owned or held by Seller or any Parent Entity at or prior to the Closing, cash and cash equivalents, certificates of deposit, bank or savings and loan accounts, U.S. government securities, and any other marketable securities of any kind or nature on or prior to the Closing Date;

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(vi)       all rights of Seller under this Agreement, the Ancillary Agreements and the transactions contemplated hereby, as well as all records prepared in connection with the sale of the Acquired Assets pursuant to this Agreement, including analyses relating to the Acquired Assets and the Business in connection with such sale (other than records prepared for or otherwise provided to Buyer in connection herewith);

(vii)      without limiting Sections 13.2 and 13.3, any refunds or reimbursements with respect to Taxes relating to any period occurring prior to the Closing Date;

(viii)     all accounts receivable owned by Seller but that are owed by a Parent Entity;

(ix)        any rights to contribution, indemnity and/or defenses related to the ownership of the Acquired Assets or the Business prior to Closing to the extent related to the Retained Obligations or any circumstance requiring indemnification of Buyer by Seller hereunder;

(x)         the minute books, stock transfer records and similar corporate records of Seller;

(xi)        the financial, accounting, payroll and similar records and systems owned by a Parent Entity;

(xii)       all Employee Benefit Plans and any related trust or assets thereof;

(xiii)      any rights under any deferred compensation, equity award plan, or other agreement between a Parent Entity, on the one hand, and any Transferred Employee on the other hand;

(xiv)     customer relationships to the extent involving the sale or provision by a Parent Entity of non-Business products and services to any customer of Seller;

(xv)      all insurance policies and rights thereunder, except to the extent expressly provided in Section 2.1(a)(xiii);

(xvi)     any assets owned, leased or licensed by a Parent Entity which are used to provide Services to Buyer pursuant to the Transition Services Agreement;

(xvii)    all defenses related to the Retained Obligations;

(xviii)    any Seller data to the extent already embedded within any systems of any Parent Entity, provided that such data is not used in violation of the Noncompetition Agreement or this Agreement; and

(xix)      the assets (if any) listed on Schedule 2.1(b)(xix).

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2.2         Assumed Obligations and Retained Obligations.

(a)          Assumed Obligations. Upon the terms and subject to the conditions of this Agreement, at and after the Effective Time, Buyer shall assume and discharge as and when due all of the following obligations and Liabilities of Seller and the Business, but excluding the Retained Obligations (collectively, the “Assumed Obligations”):

(i)          all obligations and Liabilities of Seller for performance or non-performance under the Assigned Contracts or to otherwise timely fulfill the contractual commitments related to, and operating expenses associated with, the Assigned Contracts, but excluding any obligations or Liabilities arising from a breach of or default under any Assigned Contract by Seller or any of its Affiliates at or prior to the Closing, all of which shall be Retained Obligations;

(ii)         all accounts payable, including all accounts payable owed to Buyer or any of its Affiliates by Seller, and other current liabilities of Seller relating to the Business as of the Closing Date, in each case solely to the extent reflected on the Final Closing Date Working Capital Statement;

(iii)        any obligations attributable to Buyer to the extent specified in Section 5.6;

(iv)        the obligations set forth in Section 10.4 with respect to Specified FRCA Claims; and

(v)         any Taxes that are prorated to Buyer pursuant to Section 13.3 and Buyer’s portion of any Transfer Taxes pursuant to Section 13.2.

Except as expressly set forth in this Section 2.2(a), and without limiting Sections 10.4, 13.2 and 13.3, Buyer shall not assume any Liabilities of Seller or any Parent Entity to the extent that they arise out of or relate to the ownership, use or operation of the Acquired Assets or the Business on or prior to the Closing, or any facts, circumstances or conditions existing, initiated or occurring on or prior to the Closing Date. The assumption by Buyer of the Assumed Obligations, and the assignment thereof by Seller, shall in no way expand the rights or remedies of any third party against Buyer or its Affiliates as compared to the rights and remedies that such third party would have had against Seller or any of its Affiliates had Buyer not assumed such Liabilities.

(b)         Retained Obligations. Seller shall retain, from and after the Closing, all Liabilities and obligations existing with respect to Seller, the Acquired Assets and the Business immediately prior to the Effective Time, other than the Assumed Obligations (collectively, the “Retained Obligations”). “Retained Obligations” shall include all Liabilities and obligations based upon, arising out of or resulting from any of the following:

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(i)          except to the extent specified in Section 5.6, all obligations relating to the Transferred Employees arising or accruing prior to the Effective Time (including all accrued wages, vacation pay, commissions, severance payments, required contributions, payments under retention agreements, and related payroll obligations), together with any claims by any Employee or former Employee of Seller arising out of the employment or termination of employment of such Employee or former Employee by Seller, including all obligations in respect of Employee Benefit Plans; and all obligations relating to the former Employees (including all wages, vacation pay, required contributions and related payroll obligations and all obligations in respect of Employee Benefit Plans, all current or potential withdrawal liability with respect to any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) or any defined benefit plan (as defined in Section 3(35) of ERISA) to which Seller or any of its ERISA Affiliates contribute, and all current or potential Liability relating to or under any pension plan of Seller that is underfunded), and any claims relating to a violation of any Legal Requirement relating to employment or employment practices by Seller prior to the Closing Date; provided, however, that Seller shall have no obligations or responsibilities under the WARN Act or otherwise, with respect to the termination of any Transferred Employees by Buyer or under any employee benefit plan or arrangement sponsored, maintained or contributed to by Buyer or its Affiliates;

(ii)         any Taxes of Seller or any Affiliate of Seller and any Taxes attributable to the Acquired Assets or the Business for any period prior to the Effective Time, but subject to Buyer’s agreement to pay any Taxes that are prorated to Buyer pursuant to Section 13.3 and Buyer’s portion of any Transfer Taxes pursuant to Section 13.2;

(iii)        the Action set forth on Schedule 2.2(b)(iii) and, without limiting Section 10.4 but subject to Buyer’s obligations under Section 10.4 with respect to Specified FCRA Claims, all other Consumer Claims, including all costs, attorneys’ fees, expenses, damages, settlements, obligations, and Liabilities incurred in connection with the defense and resolution thereof; and

(iv)        all intercompany payables of Seller and any other debt or Liabilities or obligations of Seller to a Parent Entity, including under any Contract of Seller with any Parent Entity.

2.3         Purchase Price. At the Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 2.4(a) and Section 2.5 (such amount, the “Closing Payment”), as consideration for the purchase of the Acquired Assets, as set forth in this Section 2.3. The Closing Payment shall be payable to Seller at Closing by wire transfer of immediately available funds to a bank account or accounts specified by Seller at least four Business Days prior to the Closing.

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2.4         Working Capital Adjustment.

(a)         Estimated Working Capital. At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer Seller’s determination of the Estimated Working Capital. At the request of Buyer, representatives of Seller shall be available to answer questions with respect to the determination of the Estimated Working Capital. Seller and Buyer shall cooperate in good faith to resolve any disputes with respect to the Estimated Working Capital. At Closing:

(i)          if the Estimated Working Capital is less than $12,273,000 (the “Working Capital Target Amount”), the Closing Payment shall be reduced by an amount equal to such deficiency;

(ii)         if the Estimated Working Capital exceeds the Working Capital Target Amount, the Closing Payment shall be increased by an amount equal to such excess; and

(iii)        if the Estimated Working Capital equals the Working Capital Target Amount, the Closing Payment shall not be adjusted.

(b)         Final Closing Date Working Capital Statement. As soon as practicable, and in any event within 90 days after the Closing Date, Buyer shall prepare, or shall cause to be prepared, and deliver to Seller and Parent, a statement of carve-out current assets and current liabilities reflecting the Acquired Assets (and no other assets of Seller) and the Assumed Obligations (and no other liabilities of Seller) determined as of the Effective Time (the “Final Closing Date Working Capital Statement”) prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements and in a manner consistent with Exhibit B. The Final Closing Date Working Capital Statement shall be accompanied by Buyer’s calculation of each component of the amount of the Net Working Capital as of the Closing Date (the “Final Working Capital”). The Final Working Capital shall be determined in accordance with the methodology set forth in Exhibit B. During the 30-Business Day period from and after delivery of the Final Closing Date Working Capital Statement, Buyer shall permit Seller and Parent and their accountants to review, during normal business hours and upon reasonable advance written notice, the relevant portions of work papers and other documents that are reasonably necessary for Seller’s and Parent’s review of Buyer’s calculation of the Final Working Capital.

(c)         Disputes Regarding Final Closing Date Working Capital Statement. Seller shall have 30 Business Days after the date Buyer delivers the Final Closing Date Working Capital Statement (the “Dispute Period”) to dispute any of the elements of, or amounts reflected on, the Final Closing Date Working Capital Statement and affecting the calculation of the Final Working Capital (a “Dispute”). If Seller does not give written notice to Buyer of a Dispute (a “Dispute Notice”) within the Dispute Period, the Final Closing Date Working Capital Statement shall be deemed accepted and agreed to by Seller in the form in which it was delivered, and the Final Working Capital set forth therein shall be final and binding upon the parties hereto. If Seller has a Dispute, Seller shall deliver to Buyer a Dispute Notice within the Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. During the 30-day period following delivery of the Dispute Notice, Buyer and Seller shall use commercially reasonable efforts in good faith to resolve the Dispute and agree in writing upon the final content of the disputed Final Closing Date Working Capital Statement. If Buyer and Seller agree as to the content of the Final Closing Date Working Capital Statement within such 30-day period, the Final Working Capital as so agreed shall be final and binding upon the Parties.

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(d)         Dispute Resolution. If Buyer and Seller are unable to resolve any Dispute within the 30-day period after Seller delivers a Dispute Notice, Buyer and Seller shall jointly engage the Houston, Texas office of BDO Seidman LLP (the “Arbitrating Accountant”) as arbitrator to promptly resolve any Disputes under the Final Closing Date Working Capital Statement, or if such firm declines, such other nationally recognized accounting firm as is reasonably acceptable to the Parties. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function shall be to conform the Final Closing Date Working Capital Statement and the Final Working Capital to the requirements of this Section 2.4. The Arbitrating Accountant shall allow Buyer and Seller (or Parent) to present their respective positions regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each of Buyer and Seller (or Parent) shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant shall thereafter promptly render its decision (based solely on the presentations by the Buyer and Seller and not by independent review, and in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements and in a manner consistent with Exhibit B) only on the items in dispute and shall render a written report as to the Arbitrating Accountant’s resolution of such disputed items, including reasons for such resolution(s), and finalize the Final Closing Date Working Capital Statement. For purposes of the Arbitrating Accountant’s determination, the amounts to be included shall be the appropriate amounts from the Final Closing Date Working Capital Statement with respect to items that are not in dispute, and the amounts determined by the Arbitrating Accountant, with respect to items that are submitted for resolution by the Arbitrating Accountant. In resolving any disputed item, the Arbitrating Accountant may not assign a value to such item greater than the greatest value for such item claimed by either party in the Final Closing Date Working Capital Statement or Dispute Notice or less than the lowest value for such item claimed by either party in the Final Closing Date Working Capital Statement or Dispute Notice. Such written determination shall be final and binding upon the Parties, and judgment may be entered on the award. Upon the resolution of all Disputes, the Final Closing Date Working Capital Statement shall be revised to reflect the resolution and the Net Working Capital amount set forth thereon and shall be treated as the Final Working Capital. The fees and expenses of the Arbitrating Accountant shall be allocated between Seller and Buyer so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, multiplied by (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller, and the denominator of which is the total value in dispute. The date on which the Final Working Capital is finally determined pursuant to this Section 2.4 shall hereinafter be referred to as the “Adjustment Settlement Date.”

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(e)          Final Working Capital Adjustment.

(i)          If the Final Working Capital Amount is greater than the Estimated Working Capital, then Buyer shall pay to Seller the amount of such excess;

(ii)        If the Final Working Capital Amount is less than the Estimated Working Capital, then Seller shall pay to Buyer an amount equal to such difference; or

(iii)       If the Final Working Capital Amount is equal to the Estimated Working Capital Amount, then no adjustment shall be made.

Any payments required under this Section 2.4(e) shall be effected within two Business Days after the Adjustment Settlement Date by wire transfer of immediately available funds to a bank account or accounts specified by the receiving Party.

2.5           Employee Adjustment. The Purchase Price shall be adjusted downward at Closing by an amount equal to the product of (i) $1,000, multiplied by (ii) the number of Employees that, as of the date on which Seller delivers to Buyer its determination of the Estimated Working Capital pursuant to Section 2.4(a), Seller employs in the job categories described on Schedule 2.5. Seller shall deliver to Buyer concurrently with delivery of its determination of the Estimated Working Capital a list of all such Employees, which shall be used for determining the adjustment provided for in this Section 2.5.

2.6           Allocation of Purchase Price. Seller and Buyer shall use good faith efforts to attempt to reach agreement on the allocation of the applicable portion of the Purchase Price and other relevant items (including, for example, adjustments to the Purchase Price) among the Acquired Assets, including goodwill and other assets, within 90 days of the Closing Date, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign law, as appropriate (the “Allocation”). If Seller and Buyer reach a timely agreement regarding the Allocation, (a) such Allocation shall be binding on the Parties, (b) the Parties shall prepare and timely file all applicable federal and state income Tax forms (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation, cooperate with each other in the preparation of such forms, and furnish each other with a copy of the final version of Form 8594 within a reasonable period before the filing date thereof, and (c) except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law), none of the Parties shall take, and each shall cause its Affiliates not to take, a position inconsistent with the Allocation on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise. The Parties recognize that the Allocation will not include Buyer’s acquisition expenses or Seller’s selling expenses, and Seller and Buyer will unilaterally allocate such expenses appropriately. If the Parties are unable to reach a timely agreement regarding the Allocation, each party shall be entitled to adopt its own position regarding the Allocation.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1           Organization, Standing and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Seller has the requisite power and authority to own, lease, operate and transfer its assets, including the Acquired Assets, and to conduct the Business as currently conducted. Seller does not have any Subsidiaries. Correct and complete copies of the charter and bylaws of Seller, each as amended and in effect, have been made available to Buyer and its Representatives.

3.2           Authority for Agreement. Seller and each of its Affiliates that is a party to any Ancillary Agreement have all corporate power and authority to enter into this Agreement and such Ancillary Agreements and to carry out the transactions contemplated hereby and thereby, and their obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the execution and delivery of any Ancillary Agreement by Seller and its Affiliates that are a party thereto, the performance of Seller and its Affiliates of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and do not and will not directly or indirectly contravene or conflict with any provisions of the charter, bylaws or similar organizational documents of Seller and its Affiliates that are a party to such agreements, as applicable. No further action on the part of Seller or any of its Affiliates is necessary to authorize this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby. The officer executing this Agreement or any Ancillary Agreement on behalf of Seller or any of its Affiliates has been duly authorized by all required corporate or other action to execute this Agreement or such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and Parent and (assuming the valid authorization, execution, and delivery of this Agreement by Buyer) is a valid and binding obligation of Seller and Parent, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements generally affecting the enforcement of creditors’ rights.

3.3           Consents and Approvals. Except for filings required under the HSR Act or as set forth on Schedule 3.3, and except for filings of applications for Permits relating to the ownership or operation of the Business and the Acquired Assets required to be made by Buyer to replace non-assignable Permits of Seller, no notice to, Consent of, or filing with any Governmental Body or other Person is required for the execution or delivery of this Agreement by Seller or Parent or for the performance of Seller’s or Parent’s obligations hereunder or the consummation of the transactions contemplated hereby.

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3.4           No Breach. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement or any Ancillary Agreement by Seller or any of its Affiliates, the performance by Seller or any such Affiliate of its obligations hereunder or under any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, directly or indirectly, contravene or conflict, directly or indirectly, with or result in a breach or violation of any provision of, constitute a default or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, (i) any Material Contract to which Seller or any such Affiliate is a party or by which the Acquired Assets may be bound or which would result in the creation of an Encumbrance on any Acquired Asset; (ii) any material Legal Requirement, Order or Permit applicable to Seller, any such Affiliate or the Acquired Assets, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which Seller or any of the Acquired Assets may be subject, or (iii) the charter, bylaws or other organizational or governing document of Seller or any such Affiliates.

3.5           Accounts Receivable. Other than Accounts Receivable payable to Seller by Buyer or as reflected in appropriate reserves reflected in the Final Closing Date Working Capital Statement: (i) all Closing Date Accounts Receivable will represent amounts validly due and collectable in full in the Ordinary Course of Business, (ii) all Closing Date Accounts Receivable will have arisen from arms-length transactions with bona fide third parties for the sale of products and services actually sold or performed, and (iii) no account debtor on a Closing Date Account Receivable will have asserted in writing any setoff, counterclaim, deduction, dispute or defense with respect to such Closing Date Accounts Receivables; provided, however, Seller does not make any representations or warranties regarding, and shall bear no responsibility for, Accounts Receivable payable to Seller by Buyer or its Affiliates.

3.6           Compliance with Legal Requirements. Since January 1, 2011. Seller (a) has not received any written notice of any material violation of any Legal Requirement and (b) has been in compliance in all material respects with all Legal Requirements, in each case applicable to the operation of the Acquired Assets or the Business.

3.7           Litigation. Schedule 3.7 sets forth a listing of all pending, and to Seller’s Knowledge, threatened Actions at law or in equity, against Seller or relating to the operation of the Acquired Assets or the Business. There are no Actions at law or in equity pending, or to Seller’s Knowledge threatened, against Seller or any of its Affiliates that would materially affect the ability of Seller to perform its obligations under this Agreement. Except as set forth on Schedule 3.7, there are no outstanding Orders against Seller, the Business or any Acquired Asset. Seller has made or will make available to Buyer prior to Closing copies of all pleadings and other material correspondence relating to any item listed on Schedule 3.7.

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3.8          Environmental Matters. The Acquired Assets and the Business have been and are operated by Seller in compliance with all applicable Environmental Laws. The operation of the Business and the use of the Acquired Assets by Seller has not involved the generation, use, storage, release or disposal of Hazardous Materials, except for minor amounts customarily used in comparable commercial real estate and except in compliance with applicable Environmental Laws. To Seller’s Knowledge, there are no conditions or circumstances that may create liability for Buyer in respect of the Business or Acquired Assets under any Environmental Laws after the Closing. Seller has not received any written notice of claims, investigations, or other inquiries from any Person relating to Environmental Laws and the operation of the Acquired Assets or the Business. Seller does not operate or maintain and has not operated or maintained any underground storage tanks, asbestos containing materials or septic tanks.

3.9          Acquired Assets.

(a)          Seller has good and complete title to all owned Acquired Assets, or good and valid right to use under lease or license all other Acquired Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)          All of the Acquired Assets that constitute Personal Property have been properly maintained, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for their intended use in the Ordinary Course of Business.

(c)          The Acquired Assets, when coupled with the Retained Assets, the assets to be provided by Parent to Buyer after the Closing pursuant to the Transition Services Agreement, and any assets used by Seller in the Business that are owned or held by Buyer and provided to Seller pursuant to an Operating Agreement, are sufficient for the operation of the Business (as conducted by Seller as of the date of this Agreement), and include all material assets owned or used by Seller in the conduct of the Business. Seller is not engaged in any businesses except the Business.

3.10        Real Property. Seller does not own any real property. Schedule 3.10 lists of all leasehold interests of Seller in or to real property (each, a “Lease” and, collectively, the “Leasehold Property”), in each case held by Seller, as applicable, free and clear of all Encumbrances (other than Permitted Encumbrances). The Leasehold Property constitutes all real properties currently used or occupied by Seller in connection with the Business. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or other Actions relating to the Leasehold Property. Except as set forth on Schedule 3.10, other than Seller, there are no parties in possession or parties having any rights to occupy any of the Leasehold Property and Seller does not share any real property or space in any improvements on real property with any of Seller’s Affiliates.

3.11        Permits. Seller (i) maintains, with respect to the Business and the Acquired Assets, all Permits materially necessary in connection with the ownership or operation thereof, a list of which is set forth on Schedule 3.11, and (ii) since January 1, 2011, (A) Seller has complied in all material respects with all conditions and requirements imposed by such Permits, and (B) has not received any written notice that any Governmental Body intends to cancel, terminate or suspend any of such Permits.

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3.12        Contracts.

(a)         Schedule 3.12 lists all of the following Contracts (other than Employee Benefit Plans and the Operating Agreements) in force that relate to the Business and the Acquired Assets to which Seller is a party or a beneficiary (collectively, the “Material Contracts”):

(i)          Leases;

(ii)         capital or operating leases or conditional sales agreements;

(iii)        joint development agreements;

(iv)        Intellectual Property license agreements or royalty agreements, whether Seller is the licensor or licensee thereunder, except Off-the-Shelf Software licenses;

(v)        confidentiality and non-disclosure agreements (whether Seller is the beneficiary or the obligated party thereunder) entered into on or after January 1, 2011, other than those entered into in the Ordinary Course of Business;

(vi)       customer orders, services or sales contracts under which the customer is to make a payment or under which the Business is required to perform after the Closing Date, in each case either (a) with any customer listed on Schedule 3.21, or (b) with an annual contract value in excess of $1,000,000, or (c) in which Seller has granted “most favored nation” or other preferential pricing provisions or marketing, performance, distribution, exclusivity or territory rights;

(vii)      distributor, sales agency, sales representative and bureau agreements or similar agreements, in each case with an annual contract value in excess of $250,000;

(viii)     other Contracts for the purchase of products or for the receipt of information or services by Seller in each case with an annual contract value in excess of $250,000, or Contracts involving future expenditures or Liabilities with an annual contract value in excess of $250,000, or in which Seller has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(ix)        Contracts or commitments relating to commission or revenue sharing arrangements with others;

(x)         Contracts containing covenants limiting the freedom of Seller or the Business to engage in any line of business or to compete with any Person, or covenants which purport to be binding on or require compliance by Affiliates of Seller;

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(xi)        Contracts for Debt, or Contracts entered into other than in the Ordinary Course of Business which require Seller to indemnify, hold harmless or guarantee the obligations of any other Person; and

(xii)       employment, consulting or other labor agreement, other than retention, separation or similar agreements.

(b)         Schedule 2.1(a)(ii) lists all of the Assigned Contracts. The Assigned Contracts include all existing Contracts relating to the Business and the Acquired Assets to which Seller is a party, excluding any Contract relating to any agreements (including any intercompany agreements between Seller and one or more of its Affiliates) that will be retained by Seller or cancelled at the Closing and excluding the Operating Agreements, which will be cancelled at Closing. Seller has made available to Buyer correct and complete copies of all Material Contracts, including all currently effective amendments, extensions, renewals and modifications thereto (subject to certain redactions in certain cases), and Seller has made available to Buyer a representative copy of its standard form of customer Contract and reseller Contract. Except as set forth on Schedule 3.12(b), all of the Material Contracts are in full force and effect and binding upon Seller in accordance with their terms and, to the best of Seller’s Knowledge, the other parties thereto in accordance with their terms. None of the Material Contracts has been terminated, except as set forth on Schedule 3.12(b), nor has current written notice of termination been given to Seller with respect to any of the Material Contracts, and except as set forth in Schedule 3.12(b), there exists no material breach or material default (or event, circumstance or condition, that with the giving of notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Seller, or to Seller’s Knowledge, on the part of any other party, under any Material Contract. Except as set forth on Schedule 3.4, no Consent of any Person is required to assign any of the Material Contracts to Buyer and no right to terminate or rescind any Material Contract will be triggered by such assignment, the entrance into this Agreement or the consummation of the transactions contemplated hereby.

3.13        Taxes.

(a)          Except as set forth on Schedule 3.13(a):

(i)          Seller has duly and timely filed all Tax Returns required to be filed by it under any Legal Requirement. All such Tax Returns were correct and complete in all material respects in all cases where the non-filing or late filing of such Tax Returns could result in an Encumbrance on the Acquired Assets or in liability to the Buyer as a transferee of or successor to the Acquired Assets. Seller has provided to Buyer correct and complete copies of all Tax Returns relating to sales and use Taxes filed by Seller in the prior three years. All Taxes due and payable by Seller relating to the Business (whether or not shown on any Tax Return) have been paid in all cases where the nonpayment or underpayment of such Taxes could result in an Encumbrance on the Acquired Assets or in liability to the Buyer as a transferee of or successor to the Acquired Assets.

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(ii)         All Taxes that Seller is or was required by Law to withhold or collect, to the extent the failure to withhold and/or collect such Taxes could result in an Encumbrance on the Acquired Assets or in liability to the Buyer as a transferee of or successor to the Acquired Assets, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person or, if not paid, have been appropriately reserved.

(iii)        There exists no proposed Tax assessment or other proposed adjustment for Taxes against Seller for Taxes relating to the Business which, if not satisfied or resolved, could result in an Encumbrance on the Acquired Assets or in liability to the Buyer as a transferee of or successor to the Acquired Assets.

(iv)        There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith) on any of the Acquired Assets.

(v)         Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes the nonpayment or underpayment of which could result in an Encumbrance on the Acquired Assets or in liability to the Buyer as a transferee of or successor to the Acquired Assets.

(vi)        Seller has not, nor has Parent on behalf of Seller, entered into any agreements with any federal, state, local or foreign taxing authorities, including any Tax abatement or Tax credit agreements, relating to Taxes with respect to the Business or the Acquired Assets which would be binding on the Buyer or its Affiliates.

(b)         No claim has ever been made by a Governmental Body in any jurisdiction within or outside the United States where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of Seller’s operation, ownership or use of the Acquired Assets or the Business.

(c)         None of the Acquired Assets constitute “tax exempt use property” with the meaning of Section 168(h) of the Code.

(d)         Seller has recorded no reserves for Tax liabilities for financial accounting purposes due to (i) possible nexus in a jurisdiction in the United States in which Seller has not filed Tax Returns as a result of Seller’s operation, ownership or use of the Acquired Assets or the Business; or (ii) possible permanent establishment in a jurisdiction outside the United States in which Seller has not filed Tax Returns as a result of Seller’s operation, ownership or use of the Acquired Assets or the Business.

(e)         Seller is not a foreign person within the meaning of Section 1445 of the Code.

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3.14       Absence of Certain Changes. Except as set forth in Schedule 3.14, since September 30, 2012:

(a)          Seller has conducted the Business only in the Ordinary Course of Business;

(b)          Seller has not permitted or allowed any of the Acquired Assets to be subjected to any Encumbrances, except for Permitted Encumbrances, not otherwise disclosed in the Disclosure Schedules;

(c)          Seller has not sold, transferred, or otherwise disposed of any assets used in the Business other than in the Ordinary Course of Business;

(d)          Seller has not changed its methods of accounting;

(e)          Seller has not committed or agreed to do any of the foregoing; and

(f)          Seller has not suffered any occurrence which has or could reasonably be expected to have a Material Adverse Effect.

3.15        Employees and Employee Benefit Plans.

(a)          Schedule 3.15(a) sets forth a list of all current Employees of Seller, including their position, location of employment, compensation and hire date and credited period with Seller for purposes of determining measurements of eligibility, waiting periods and vacation allowances, as applicable.

(b)          Schedule 3.15(b) sets forth a complete and correct list of all Employee Benefit Plans maintained or contributed to by Seller or its Affiliates in respect of or for the benefit of the Employees. Seller has provided to Buyer copies and/or descriptions of each Employee Benefit Plan of the Seller.

(c)          To Seller’s Knowledge, none of Seller’s Employees are represented by a labor union or labor organization and there are no threatened or contemplated attempts by such Employees to organize for collective bargaining purposes, and to Seller’s Knowledge no labor organization, collective bargaining representative, or group of employees claims to represent any Employee.

(d)          There are no organized labor strikes, disputes, slowdowns or stoppages, or collective bargaining or unfair labor practice claims pending or, to Seller’s Knowledge, threatened against or affecting Seller with respect to the Employees. Seller is not a party to a collective bargaining agreement or other similar Contract relating to the Employees. All Employees of Seller are employed on an at-will basis.

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(e)          Schedule 3.15(e) sets forth a list of each Employee Benefit Plan that covers any Employee that is intended to meet the qualification requirements of Section 401(a) of the Code. Each such plan has received a determination, opinion or advisory letter from the Internal Revenue Service to the effect that such plans and the related trusts are qualified and exempt from U.S. federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such plans or related trusts.

(f)          Except for certain retention payments due to certain Employees on the Closing Date, which are payable by Parent, and other than with respect to any Employee who does not accept employment from Buyer, neither the execution and delivery of this Agreement nor the consummation of the contemplated transactions could, either alone or in combination with another event, (i) entitle any Employee to any separation, severance, termination or similar benefits or any increase in severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee.

(g)          Schedule 3.15(g) identifies all former Employees of Seller who have suffered an employment loss within the meaning of the WARN Act within the past 90 days. Since January 1, 2011, Seller has not suffered a “mass layoff” or “plant closing” at any Seller facility (as such terms are defined in the WARN Act).

3.16       Brokerage Fees. Except as set forth in Schedule 3.16, no Person acting on behalf of Seller is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

3.17       Financial Statements.

(a)          Attached as Schedule 3.17(a) are (i) the carve-out balance sheet of the Seller as of September 30, 2012, together with the carve-out statements of income, comprehensive income, equity and cash flows of the Seller for the six month period ended September 30, 2012, which have been reviewed by Deloitte & Touche (the “Auditor”) and (ii) the audited statements of income, comprehensive income, equity and cash flows of Seller for the fiscal year ended March 31, 2012 and balance sheet of Seller as of March 31, 2012, together with the audit opinion thereon of the Auditor (such statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except as otherwise indicated on Schedule 3.17(a)), and present fairly, in all material respects, the financial position of the Seller and the results of its operations in accordance with GAAP as of and for the dates and periods identified in the Financial Statements, each of which is subject to the limitations and qualifications set forth therein and in the notes, presentation qualifications and assumptions thereto, except that the Interim Financial Statements are subject to normal fiscal year-end adjustments and accruals in connection with the preparation of annual audited financial statements, none of which would be material; provided, however, that Seller makes no representation concerning the audit and review process of Auditor or its audit opinion. The Financial Statements have been prepared in a manner meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission, and are suitable for inclusion in a Current Report on Form 8-K filing with the Securities and Exchange Commission, provided such Current Report is filed prior to the date on which the Financial Statements are no longer deemed current under the applicable rules and regulations promulgated by the Securities and Exchange Commission, provided, however, that Seller makes no representation concerning the audit or review process of Auditor or its audit opinion.

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(b)          With respect to the periods covered by the Financial Statements and based on the materiality standards applied by Seller in connection with the Financial Statements, the books and records of Seller (i) are accurate and complete in all material respects, (ii) are stated in reasonable detail and accurately reflect the transactions and dispositions of the assets of Seller in connection with the Business in all material respects, and (iii) accurately reflect in all material respects the basis for the Financial Statements.

(c)          Parent and its Subsidiaries maintain, within the materiality standards and criteria applied by Parent, systems of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.18       Intercompany Agreements. Except for compensation or benefits paid or payable in the Ordinary Course of Business by Seller to employees of Seller or otherwise disclosed pursuant to Section 3.15, Schedule 3.18 sets forth all Contracts or agreements between Seller, on the one hand, and any Affiliate, officer or director of Seller or any officer or director (or person with an equivalent position) of any Affiliate of Seller, on the other hand, in effect since January 1, 2011.

3.19       Intellectual Property.

(a)          Schedule 3.19(a) hereto contains a correct and complete list of (i) all Intellectual Property owned by Seller (excluding the Retained Assets, the “Seller-Owned Intellectual Property”) that is a patent or patent application, registered copyright or application therefor, or registered trademark or application therefor, including the applicable filing or registration number, the jurisdiction in which the filing was made or from which the registration was issued, the date of filing and issuance, and the names of all inventors, applicants, registrants or assignees, (ii) any Action other than Actions issued by a patent, trademark, or copyright office in conjunction with prosecution of a patent, copyright registration or trademark registration, or applications therefor, pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Seller-Owned Intellectual Property, and (iii) software (other than Off-the Shelf Software and excluding any software owned or licensed by a Parent Entity and used by Seller) that is owned or licensed by Seller. A correct and complete copy of all material documentation relating to each item of Seller-Owned Intellectual Property has been made available to Buyer, except as otherwise set forth thereon. Except as disclosed in Schedule 3.19(a), with respect to each item of Seller-Owned Intellectual Property, Seller is the sole owner thereof and possesses all right, title and interest in and to such item of Seller-Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. To Seller’s Knowledge, all Seller-Owned Intellectual Property is valid and subsisting. Schedule 3.19(a) sets forth a list of all trademarks, tradenames, logos, service marks and domain names that are owned by a Parent Entity and used in the Business.

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(b)          Schedule 3.12(b) lists all licenses pursuant to which any Intellectual Property is licensed to Seller or Intellectual Property licensed to a Parent Entity and used by Seller pursuant to the terms thereof (“Seller-Licensed Intellectual Property”), including licenses from any Parent Entity to Seller and including all other inbound licenses (other than Off-the-Shelf Software). Seller has made available to Buyer copies of all licenses, as amended, listed on Schedule 3.12(a)(iv). Except as set forth on Schedule 3.12, all such licenses (other than Intellectual Property licensed to a Parent Entity, which will not be transferred to Buyer) are freely transferable to Buyer at no expense to Buyer. Other than Seller-Licensed Intellectual Property, neither Seller nor any of its Affiliates or any of their respective Representatives is obligated under any Contract to make any royalty or license payment or other similar type of payment in connection with the sale of any of its products or services in the Business or obligated under any Contract to use any other Person’s Intellectual Property in connection with the Business. To Seller’s Knowledge, Seller is not in breach of any license for Seller-Licensed Intellectual Property, and Seller has not received any written notice of breach of any such license, nor, to Seller’s Knowledge, does there exist any event or circumstance, with the giving of notice or passing of time, that would result in an event of default or breach by Seller under any such license.

(c)          To the Seller’s Knowledge, to the extent that any Intellectual Property owned by Seller for use in the conduct of the Business (other than Intellectual Property licensed by Seller) has been developed, created, conceived or reduced to practice by any employee, consultant or independent contractor of Seller for the benefit of Seller, such Person has executed an agreement under which all rights, title and ownership in and to such Intellectual Property are assigned to Seller and no such Person has any rights with respect thereto. Seller generally requires employees, consultants and independent contractors of Seller to execute proprietary information, confidentiality and invention and copyright assignment agreements, and, to Seller’s Knowledge, all current Employees, consultants and independent contractors of Seller have executed such an agreement.

(d)          Except as set forth in Schedule 3.19(d), Seller-Owned Intellectual Property and Seller-Licensed Intellectual Property constitute all the material Intellectual Property used in the conduct of the Business (other than Off-the-Shelf Software).

(e)          Except as disclosed on Schedule 3.19(e) and the licensing of data and software in the Ordinary Course of Business, Seller has not licensed, transferred or otherwise granted or authorized any Person any rights to the Seller-Owned Intellectual Property.

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(f)          To Seller’s Knowledge, since January 1, 2011, the Business has not been operated in a manner that infringes or misappropriates, conflicts with or violates any Intellectual Property rights of (i) any Parent Entity, or (ii) any other Person (and Seller has received no written notice claiming any such infringement or misappropriation). To Seller’s Knowledge, no Person is infringing upon, misappropriating, or otherwise violating the rights to the Seller Owned Intellectual Property or Seller-Licensed Intellectual Property. The representations in this Section 3.19(e) shall not apply with respect to circumstances where the Buyer’s conduct, actions, policies or directives have caused or contributed to such infringement, misappropriation or violation.

(g)          Except with respect to Off-the-Shelf Software and licenses set forth on Schedule 3.12(a)(iv), neither the Seller nor its Affiliates have (i) transferred ownership of or granted (and is not obligated to grant) any license of or other right to use any Intellectual Property that is Seller-Owned Intellectual Property, to any other Person, or (ii) authorized any other Person to retain any right to use any Intellectual Property that is Seller-Owned Intellectual Property.

(h)          If and to the extent that any Patent Applications exist and are listed on Schedule 3.19(h), to Seller’s Knowledge, (i) Seller has complied with the duty of candor and disclosure to the PTO and any relevant foreign patent office with respect to all patent applications filed by or on behalf of Seller (the “Patent Applications”) and has made no material misrepresentation in the Patent Applications, (ii) there is no information material to a determination of patentability regarding any Patent Application that has not been cited to the PTO in accordance with 37 C.F.R. 1.56. To Seller’s Knowledge there is no information not in front of the PTO that would preclude the grant of a patent for the Patent Applications or render any such patent unenforceable, (iii) there is no information that would preclude Seller from having clear title to the Patent Applications and to the patents which have issued or which may issue therefrom, and (iv) all printed publications, patent references and other prior art material to the patentability of the inventions claimed in the Patent Applications required to be disclosed to patent offices have been disclosed to such patent offices.

(i)          Except with respect to Seller Credit Data or other confidential information of Seller that is held or maintained by Buyer, Seller has taken commercially reasonable steps to protect and maintain its rights in confidential information and trade secrets relating to the Business. Where and when required by any of its customers, as set forth in their respective customer Contracts with Seller, Seller has taken in all material respects any and all contractually obligated measures to ensure the segregation of (i) data provided by such customer, (ii) work product developed by Seller for such customer, or (iii) other Intellectual Property, for which, for purposes of subclause (i) and (ii), the rights are vested in such customer, whether by contract or otherwise.

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(j)          Neither this Agreement nor any Ancillary Agreement, nor any transactions contemplated by this Agreement or any Ancillary Agreement, will result in the grant of any right or license with respect to the Seller-Owned Intellectual Property to any Person (other than Buyer) pursuant to any Contract to which Seller is a party or by which any of its assets and properties are bound. Following the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer will be permitted to exercise all rights it has under all such Contracts to the same extent as Seller would have been able to exercise the same had the transaction not occurred, without payment of any additional amount or consideration other than ongoing fees, royalties or payments that Seller would otherwise have been required to pay.

(k)          Except as disclosed on Schedule 3.19(k), to Seller’s Knowledge, no Open Source Software is incorporated (either directly by Seller, or indirectly, by the incorporation of third party software that itself incorporates Open Source Software) into or distributed with any Seller products, technology or services and no product, technology or service of Seller is intermingled or bundled with or otherwise derived from or contains part of any Open Source Software or uses or links to any libraries or routines that constitute Open Source Software. To Seller’s Knowledge, except as disclosed on Schedule 3.19(k), any Open Source Software used by Seller in connection with the Business is used in compliance with all material licenses applicable to such Open Source Software.

(l)          To Seller’s Knowledge, no internally developed product, system, program or software module designed or developed for or sold, licensed or otherwise made available by the Business to any Person, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components or any other code intentionally designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) maliciously damaging or destroying any data or file without the user’s consent.

3.20       Security; Privacy Policies; Data Use.

(a)          Other than the Consumer Claims identified on Schedule 3.7, there are no pending or, to Seller’s Knowledge, threatened, Actions against Seller, or any of its Affiliates relating to the Business, by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights. To Seller’s Knowledge, other than the ongoing efforts of the Consumer Financial Protection Bureau with respect to consumer reporting agencies, including Seller and Buyer, no investigation relating to the privacy or data security practices of Seller or the Business is being conducted by any Governmental Body.

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(b)          Seller has implemented and maintains a commercially reasonable security plan for the Business which complies in all material respects with applicable Legal Requirements and is designed to (i) identify internal and external risks to the security of the confidential information maintained by Seller, including personal information included in the Seller Credit Data; (ii) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintain notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising personal information. Since January 1, 2011, Seller has not experienced any material breach of security or other unauthorized access by third parties or any employees, consultants or contractors, to any personal information or other material confidential information in Seller’s possession, custody or control

(c)          Seller has provided or made available to Buyer copies of all Privacy Agreements, to the extent current. “Privacy Agreement” shall mean all Seller data privacy and security policies, all audits of the security practices of Seller, privacy statements, privacy policies, and privacy and other agreements regarding the collection and use of personal information, including any such policies, statements or agreements applicable to its customers, consumers, employees and Persons with whom it may, directly or indirectly, interact electronically through a website or otherwise.

(d)          Seller is and since January 1, 2011 has been in compliance in all material respects with all applicable Privacy Laws and Privacy Agreements relating to the Business.

(e)          Seller has in effect Privacy Agreements for relevant Affiliate, supplier or other third party arrangements involving the collection, use, storage and processing of personal information provided by or to or controlled by Seller. To Seller’s Knowledge, Seller has not, directly or indirectly, collected, received or used any personal information in violation of any Contract or Privacy Agreement.

(f)          All data present in the databases and compilations of information used in the Business by Seller has been collected and maintained in material compliance with applicable Privacy Agreements and other Contracts. To Seller’s Knowledge, each third party providing personal information to Seller has the right to provide such personal information under applicable Legal Requirements and such third party’s Privacy Agreements. The use of such data in the conduct of the Business as currently conducted, does not violate in any material respect any applicable Privacy Agreement or other Contract.

3.21       Customers and Suppliers. Schedule 3.21 sets forth a list of the 25 largest customers and 20 largest suppliers (including licensors) of the Business calculated according to revenue generated or amounts paid during the 12 month period ended September 30, 2012. Except as set forth on Schedule 3.21, as of the date of this Agreement, to Seller’s Knowledge there are no outstanding disputes with any customer or supplier listed on Schedule 3.21 and, to Seller’s Knowledge, no such customer or supplier has indicated to Seller its intention not to continue to do business with or to reduce the amount of such business with Seller (including by way of not exercising any option or renewal, or failing to continue to place orders) or otherwise materially change the terms of its relationship with Seller.

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3.22       Insurance. Schedule 3.22(a) sets forth a complete and correct list of all insurance policies and coverages thereunder of any kind currently in force with respect to the Business or any Acquired Asset, including programs of self-insurance and insurance covering employee benefit plans or other insurance relating to employees. Schedule 3.22(b) lists and describes (other than Consumer Claims disclosed on Schedule 3.7) (i) all claims filed by Seller with its insurers since January 1, 2011 and (ii) all occurrences which, to the Knowledge of Seller, are expected to or are reasonably likely to form the basis for a material claim by or on behalf of Seller under any such policy. Seller is in material compliance with all obligations under its insurance policies to provide notice of any Specified FCRA Claim necessary to preserve any applicable coverage with respect thereto.

3.23       Certain Payments. Since January 1, 2011, neither Seller nor any of its directors, officers or employees has directly or indirectly: (a) made any bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services in violation of any Legal Requirement of any jurisdiction, including the Foreign Corrupt Practices Act, or in violation of the policies of, or any fiduciary duties owed to, any customer, vendor or other Person doing business with Seller or the Business; (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller relating to the Business; (c) violated, breached or failed to comply with any Legal Requirement pertaining to export controls or trade embargoes, including applicable regulations of the United States Department of Commerce and United States Department of State and the Office of Foreign Assets Control of the United States Department of Treasury (including the International Traffic in Arms Regulations), or (d) violated the antiboycott prohibitions contained in 50 U.S.C. §§ 2401 et seq., or taken any action that can be penalized under Section 999 of the Code.

3.24       Bank Accounts; Lock Boxes. Set forth on Schedule 3.24 is a correct and complete list of all banks or other financial institutions with which Seller (or an Affiliate of Seller to the extent that funds of Seller are directly deposited or received from customers or clients of the Business therein, or directly paid or sent to suppliers of the Business therefrom, or otherwise used or accessed directly by Employees) has an account or maintains a lock box or safe deposit box in connection with the Business, showing the type and number of each such account, lock box and safe deposit box and, for those accounts, lock boxes and safe deposit boxes of Seller, the names of persons authorized as signatories thereon or to act or deal in connection therewith.

3.25       Performance Bonds. Schedule 3.25 sets forth (i) all letters of credit, performance, surety, indemnity, payment, nonperformance or similar bonds, bank guarantees, Parent guarantees, and other credit support instruments issued by or on behalf of, or for the account or for the benefit of, Seller (such instruments, collectively, the “Performance Bonds”), (ii) the amount of each such Performance Bond, the Person issuing each such Performance Bond, and any relevant identification number, and (iii) the beneficiary and other parties to the transactions involved thereunder. Schedule 3.25 sets forth all Assigned Contracts pursuant to which Seller has made any deposit or other similar advance payment and the amount of any such deposit.

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3.26        No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement (as modified by the Disclosure Schedules), or any representations and warranties of Seller, Parent and/or an officer of Seller that are expressly set forth in any Closing certificate, Closing affidavit or Ancillary Agreement expressly delivered at the Closing pursuant to Sections 9.3(d), (e), (f), (g) or (i), neither Seller nor any other person acting on its behalf makes or has made any other express or implied representation or warranty on behalf of Seller with respect to the transactions contemplated by this Agreement. SUCH representations and warranties MADE BY SELLER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT are in lieu of all other representations and warranties SELLER might have given BUYER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Buyer acknowledges that all other warranties that Seller, Parent or anyone purporting to represent Seller gave or might have given, or which might be provided or implied by applicable Legal Requirement or commercial practice are hereby expressly excluded. Buyer acknowledges that, except as set forth in this Agreement (as modified by the Disclosure Schedules) or any Closing certificate, Closing affidavit or Ancillary Agreement expressly delivered at Closing pursuant Sections 9.3(d), (e), (f), (g) or (i), neither Seller, Parent nor any other Person purporting to represent Seller will have or be subject to any liability or indemnification obligation to Buyer or its Affiliates resulting from the distribution, communication or furnishing to Buyer (whether in written or oral form), or use by Buyer, of any information, documents, projections, forecasts or other material made available to Buyer, confidential information memoranda or management interviews and presentations made available to Buyer in expectation of the transactions contemplated by this Agreement (but expressly excluding the information contained within this Agreement or the Disclosure Schedules). Seller does not make any representations or warranties to Buyer regarding the probable success or future profitability of the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

4.1          Organization, Standing and Power. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary.

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4.2           Authority for Agreement. Buyer and each of its Affiliates that is a party to any Ancillary Agreement have all limited liability company or corporate, as applicable, power and authority to enter into this Agreement and such Ancillary Agreements and to carry out the transactions contemplated hereby and thereby, and its obligations hereunder and thereunder. The execution and delivery of this Agreement by Buyer and the execution and delivery of any Ancillary Agreement by Buyer and its Affiliates a party thereto, the performance of Buyer and its Affiliates of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or corporate action, and do not and will not directly or indirectly contravene or conflict with any provisions of the organizational documents of Buyer, or any organizational documents of any of Buyer’s Affiliates. No further action on the part of Buyer or any of its Affiliates is necessary to authorize this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby. The officer executing this Agreement and each Ancillary Agreement on behalf of Buyer or any of its Affiliates has been duly authorized by the board of directors (or similar governing body) of Buyer or such Affiliate to execute this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and Equifax and (assuming the valid authorization, execution and delivery of this Agreement by Seller and Parent) is a valid and binding obligation of each of Buyer and Equifax, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements generally affecting the enforcement of creditors’ rights.

4.3           Absence of Breach; Consents and Approvals. Except for filings required under the HSR Act or as set forth on Schedule 4.3, no notice to, or approval or Consent of, or filing with, any third party or Governmental Body is required for the execution or delivery of this Agreement by Buyer or for the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a breach or violation of any provision of, constitute a default, or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any material Contract or any material Legal Requirement to which Buyer is a party or by which it or its property is bound, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement to which Buyer may be subject.

4.4           Claims, Litigation. There is no Action, at law or in equity, pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates which would materially affect Buyer’s ability to perform its obligations under this Agreement.

4.5           Financing. Buyer (directly or through its Affiliates) has, and will have as of the Closing Date, sufficient funds with which to pay the Purchase Price, together with all fees and expenses incurred by or on its behalf in connection with the transactions contemplated by this Agreement. Buyer acknowledges that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that it have sufficient financial resources for payment of the Purchase Price.

4.6           Brokerage Fees. Except as set forth in Schedule 4.6, no Person acting on behalf of Buyer is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

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ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Actions Prior to Closing. Except as set forth in Schedule 5.1, Seller shall operate the Acquired Assets and the Business prior to the Closing only in the Ordinary Course of Business.

(a)          Without limiting the generality of the foregoing, between the date hereof and the Effective Time, Seller shall:

(i)          pay all accounts payable of the Business when and as due in the Ordinary Course of Business;

(ii)         use its commercially reasonable efforts in the Ordinary Course of Business and in all material respects to preserve intact the Acquired Assets and the goodwill of the Business, the continued services of the employees of Business, and the current relationships of the Business with its customers, suppliers and others with significant and recurring business dealings with the Business;

(iii)        maintain all Contracts that will be “Assigned Contracts” in the Ordinary Course of Business;

(iv)        maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the character of the properties owned, operated or leased, or the nature of the activities of Seller, makes such qualification necessary, except where the failure to do so would not result in a Material Adverse Effect;

(v)         maintain the books and records of the Business in the Ordinary Course of Business and consistent with past practices; and

(vi)        use its commercially reasonable efforts to comply in all material respects with all Legal Requirements applicable to Seller and the Business.

(b)          Between the date hereof and the Effective Time, Seller shall not, without the prior written consent of Buyer, undertake any of the following actions:

(i)          enter into any new Contract binding any material portion of the Acquired Assets subsequent to the Closing or, other than in the Ordinary Course of Business, materially extend, release, relinquish, amend or modify any Assigned Contract;

(ii)         other than in the Ordinary Course of Business, enter into any new customer Contract for the provision of services or enter into any new Contract that would constitute a Material Contract;

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(iii)        permit or allow any of the Acquired Assets to be subjected to any Encumbrances, except for Permitted Encumbrances;

(iv)        other than in the Ordinary Course of Business, sell, transfer, or otherwise dispose of all or any portion of the Acquired Assets, or mortgage, pledge or otherwise encumber or license the use of any Acquired Asset;

(v)         subject to the right of Parent or its Affiliates to make modifications to Employee Benefit Plans (a) make any material change to any existing agreements with any Employees, except for changes made in the Ordinary Course of Business (b) increase in any manner the rate of compensation of any of the Employees, or make any accrual for or commitment or agreement to make or pay the same, other than normal scheduled increases using standards consistent with past practice in the Ordinary Course of Business, or (c) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit not required or permitted by any Employee Benefit Plan or Contract existing on the date hereof or in the Ordinary Course of Business;

(vi)        directly or indirectly (or permit any Parent Entity directly or indirectly to) offer or solicit any Employee to seek or accept a position with any Parent Entity, or transfer any Employee to or hire any Employee for any position with any Parent Entity;

(vii)       make any material change to its accounting procedures or practices or its financial structure;

(viii)      take any action to accelerate the generation or collection of revenues beyond the level that would result from operations in the Ordinary Course of Business or take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as though made at and as of the date of such action or omission;

(ix)         enter into any collective bargaining agreement covering any of the Employees;

(x)          other than in the Ordinary Course of Business, settle any material Action related to an Assumed Obligation or knowingly waive any right of material value relating to the Acquired Assets;

(xi)         make any write down of Acquired Assets or write off as uncollectible any Accounts Receivable, except in the Ordinary Course of Business;

(xii)        enter into any lease or sublease for real property (as lessor or lessee);

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(xiii)       assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person, other than in the Ordinary Course of Business; or

(xiv)      agree or commit to do any of the foregoing.

5.2           Further Assurances. Buyer and Seller agree:

(a)          until the Closing, Buyer and Seller shall use their commercially reasonable good faith efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated;

(b)          if any event should occur, within the knowledge and control of such Party, that would prevent fulfillment of the conditions to the obligations of any Party hereto to consummate the transactions contemplated by this Agreement that are to be satisfied by such Party, to use its or their reasonable efforts to cure the same as expeditiously as possible; and

(c)          to execute and deliver such documents or instruments, in form reasonably acceptable to the Party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein.

5.3           Access. From and after the date hereof and through the Closing Date, Seller shall give Buyer and Buyer’s Representatives reasonable access, upon reasonable notice and at mutually agreeable times, to (i) the Acquired Assets, the Business and Seller’s executive management team, and (ii) through Seller’s executive management team, other Employees, in order that Buyer may have the opportunity to make such examination and investigation as it may reasonably request, including for purposes of qualifying, making offers to, and processing of Employees who satisfy Buyer’s employment requirements and pre-hiring process as provided in Section 5.6. Buyer’s access shall not unreasonably interfere with Seller’s continuing operation of the Business and shall be subject to Seller’s customary safety and security policies. Seller shall furnish Buyer’s Representatives during such period with such information in Seller’s possession or control as such Representatives may reasonably request concerning the Acquired Assets and the Business; provided however, that Buyer and Buyer’s Representatives shall hold the documents and information concerning Seller, the Acquired Assets and the Business confidential in accordance with Section 5.8 hereof.

5.4           Keeping of Books and Records; Financial Statements.

(a)          From and after the date hereof and through the Closing Date, Seller shall keep records and books of account with respect to the Business and the Acquired Assets consistent with Seller’s past practice.

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(b)          Without limiting any other obligation hereunder, through the ninetieth day following the Closing Date, Seller shall and shall cause its Affiliates to, and shall request the Auditor to, provide Equifax and its Representatives such customary and reasonable information, documents and assistance as is reasonably requested by Equifax in connection with the preparation of any filings under the Securities Act or the Exchange Act to the extent such filings relate to the Business or Seller, including in the preparation of pro forma financial statements that reflect the effect of the acquisition by Buyer of the Business with respect to the historical accounting periods reflected in the Financial Statements (and, if applicable, the December Financial Statements), and in connection with Equifax’s arrangement at or prior to the Closing of any senior note offering or other financing by Equifax in connection with its funding of Buyer’s purchase of the Acquired Assets hereunder (it being understood that such financing is not a condition to such Closing), and Seller shall use its commercially reasonable efforts to secure from the Auditor its review of Seller’s carve-out financial statements for the quarter ended March 31, 2012 currently in progress on the schedule agreed by the Auditor, and subsequently to have the Auditor provide a customary “comfort letter” in connection with a senior note offering by Equifax. In connection with Equifax’s valuation of certain intangibles included in the Acquired Assets, Seller shall also provide reasonable assistance to Equifax and any third party appraiser Equifax retains to provide such valuation, to the extent of information reasonably within the possession or control of Seller and to the extent that such valuation is reasonably required to be conducted or commenced prior to the Closing. Buyer agrees to reimburse Seller for any fees of the Auditor or other third party fees or expenses reasonably incurred by Seller or its Affiliates in connection with providing assistance pursuant to this Section 5.4(b). Any assistance provided by Seller or an Affiliate thereof shall be provided during normal working hours on Business Days. Neither Seller nor any of its Affiliates shall be responsible for the failure of Auditor to complete its review of the financial statements for the quarter ended March 31, 2012 or to provide any “comfort letter” on any financial statements.

(c)          If the Termination Date is extended pursuant to Section 12.1(b), and if the Parties reasonably determine that the Closing will or may occur after February 1, 2013, then on a date to be mutually agreed on by the Parties, Seller shall commence preparation of an unaudited carve out balance sheet of the Seller as of December 31, 2012, together with unaudited carve-out statements of income, comprehensive income, equity and cash flows of the Seller for the nine month period ended December 31, 2012 (collectively, the “December Financial Statements”), and shall engage the Auditor (or such other independent accounting firm as the Parties may agree) to conduct a review of such carve-out financial statements. The December Financial Statements shall be prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Business and the results of its operations in accordance with GAAP as of and for the dates and periods identified in the December Financial Statements, subject to the limitations and qualifications set forth therein and in the notes, presentation qualifications and assumptions thereto, and except that the December Financial Statements are subject to normal fiscal year-end adjustments and accruals in connection with the preparation of annual audited financial statements, none of which will be material, and shall be prepared in a manner meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission, and shall be suitable for inclusion in a Current Report on Form 8-K filing with the Securities and Exchange Commission, provided such Current Report is filed prior to the date on which the December Financial Statements are no longer deemed current under the applicable rules and regulations promulgated by the Securities and Exchange Commission. The costs and expenses associated with the engagement of the Auditor (or such other independent accounting firm as the Parties may agree), to review the December Financial Statements as well as the preparation of the December Financial Statements shall be borne equally by Seller and Buyer. The December Financial Statements shall be prepared by Seller as soon as reasonably practicable following the commencement of the preparation thereof. The Auditor’s engagement letter in connection with its review of the December Financial Statements will specify the timing of the completion of the Auditor’s review thereof, which shall be specified in consultation among Seller, Buyer and the Auditor. Neither Seller nor any of its Affiliates shall be responsible for the failure of Auditor (or such other accounting firm as the Parties may agree) to complete its review of the December Financial Statements.

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5.5           Litigation. From and after the date hereof and through the Closing Date, Seller shall promptly notify Buyer of any Actions relating to the Business or any Acquired Asset, or to Seller in connection with the Business or any Acquired Asset, that are served on Seller or, to Seller’s Knowledge, threatened or anticipated against or by Seller.

5.6           Employees.

(a)          At the time of Closing, Buyer shall, subject to such Employees satisfying Buyer’s standard employment requirements and pre-hiring process to the extent Buyer determines to apply the same prior to Closing, (i) offer employment to each actively at work Employee, and specifically including any Employees on leave under the Family and Medical Leave Act of 1993, effective as of the Closing Date in a role with a level of responsibility and with compensation levels (including base salary and target bonus) which, when taken as a whole, are at least reasonably comparable to the aggregate levels each Employee had in effect with Seller as of the date of this Agreement, and (ii) effective as of the first day of the month coincident with or following the Closing Date, provide to each Transferred Employee employment benefits (other than any defined benefit pension plan benefits, deferred compensation plan benefits, severance benefits and any equity compensation benefits) that are either (A) reasonably comparable in the aggregate to those benefits provided to newly hired employees of Buyer in comparable positions, which benefits shall include medical coverage, or (B) reasonably comparable in the aggregate to those benefits received by the applicable Employee from Seller immediately prior to the Effective Time, but excluding any enhancements to such benefits made after the date hereof. The Transferred Employees shall continue to participate in Seller’s Employee Benefit Plans identified on Schedule 5.6(a)(i) through the last day of the calendar month in which the Closing occurs (or if earlier, the date the Transferred Employee terminates employment with Buyer and its Affiliates), and Buyer shall reimburse Seller for the cost of such continued participation, in accordance with the terms and conditions set forth in Schedule 5.6(a)(ii).  Prior to the Closing Seller will use commercially reasonable efforts to obtain confirmation from The Hartford that after the Closing The Hartford will honor the conversion rights of each Transferred Employee and covered dependents applicable to terminated Employees and their dependents under Seller’s supplemental, dependent and spousal life and AD&D insurance policy and will not terminate such policy during the applicable conversion period following Closing.

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(b)          If Buyer terminates any Transferred Employee within 90 days following the Closing Date other than for cause, Buyer shall provide such Transferred Employee with severance benefits no less than the benefits that would be provided under Seller’s Reduction in Force policy effective June 19, 2012. Nothing in this Agreement limits the rights of Buyer or any of its Affiliates to eliminate or change the conditions of employment, including the amendment or termination of any benefit plans, for any reason as Buyer may, in its sole discretion, unilaterally determine. Seller shall be responsible for termination of any existing employment agreements, severance payments, pension or other employment and employee benefit plan obligations related to past service for all Employees, whether or not offered employment by Buyer. Seller shall prior to the Closing provide Buyer with a schedule of all former Employees who have suffered an employment loss within the meaning of the WARN Act at any time on or within the ninety (90) days prior to the Closing Date. Seller shall be responsible for any obligations under the WARN Act with respect to any employment by Seller or failure by Seller to employ or continue to employ any Employees through the Closing Date or with respect to the failure of any Employee to receive an offer of employment from Buyer because such Employee failed to satisfy Buyer’s standard employment requirements and pre-hiring process. Buyer shall be responsible for any obligations under the WARN Act with respect to any failure by Buyer to offer employment to any Employee who satisfied Buyer’s standard employment requirements and pre-hiring process (a “Qualified Employee”) and any failure to continue to employ any Transferred Employees following the Closing Date (including, if applicable, for WARN Act obligations applicable to Employees terminated by Seller on or before the Closing Date and identified in writing to Buyer on or before the Closing Date to the extent Buyer’s failure to offer employment to Qualified Employees or failure to continue to employ Transferred Employees results in such WARN Act obligation for such Seller-terminated Employee); provided, that if Buyer determines that an event would trigger obligations arising under the WARN Act, or any similar foreign, state or local Legal Requirement relative to any plant closing or mass layoff (or similar triggering event) within sixty (60) days following the Closing Date, Seller shall, at Buyer’s request and at Buyer’s expense, provide notices to all employees required to be provided under the WARN Act (or any similar Legal Requirement), in a form approved by and as directed by Buyer.

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(c)          Buyer agrees that in connection with its employment of any such Transferred Employees, Buyer shall: (i) give full credit for years of service with Seller or its predecessors for purposes of (A) eligibility to participate in and vesting under Buyer’s 401(k) plan and (B) determining seniority and other terms and conditions of employment, termination and severance, including vacation but excluding any grandfathered benefits requiring employment as of a date prior to the Closing Date, and (ii) will apply prior period(s) of health insurance coverage toward satisfaction of Buyer’s pre-existing conditions limitations upon submission of Certificate(s) of Creditable Coverage, as permitted under the Health Insurance Portability and Accountability Act of 1996. If, for any reason the Closing Date occurs after December 31, 2012, to the extent permissible under Buyer’s plans, (i) Buyer shall cause all previously met medical and dental plan deductibles incurred under Seller’s medical and dental plans during the calendar year in which the Closing Date occurs to be applied toward Buyer’s preferred access medical plan and Buyer’s dental plan deductibles for such calendar year, and (ii) previous out-of-pocket medical expenses met under Seller’s plan during the calendar year in which the Closing Date occurs will apply toward Buyer’s out-of -pocket protection maximums for such calendar year. From the date hereof until the Closing, Seller shall provide Buyer with reasonable access to the Employees during normal business hours upon reasonable notice. Such access shall be in accordance with applicable Legal Requirements and for the purpose of interviewing such persons and establishing the satisfaction of Buyer’s standard employment requirements and pre-hiring process, to the extent Buyer determines to apply the same prior to Closing. Buyer and Seller shall consult with each other regarding communication with the Employees in an effort to minimize any adverse impact on the Business. Nothing in this Agreement shall confer upon any Employee any right with respect to employment by Buyer. Notwithstanding the foregoing references to “Buyer”, it is agreed by Seller and Buyer that the obligation of Buyer to offer employment in accordance with the terms and conditions described in this Section 5.6 can be satisfied by Buyer or any other Affiliate or Affiliates of Buyer, as determined in the sole discretion of Buyer, and if satisfied by one or more Affiliates of Buyer, all references to Buyer includes such Affiliates.

(d)          As of the date of this Agreement, Employees participate in the defined contribution plan listed on Schedule 5.6(d) (the “CSC 401(k) Plan”). Prior to the Closing, the Sellers shall amend the CSC 401(k) Plan and take any other action necessary so that the account balances of the Employees shall be fully vested and may, at the election of each such Employee made within 30 days of the Closing Date, be transferred to a tax qualified defined contribution plan maintained by Buyer or one of its Affiliates. Buyer shall take all necessary action so that a tax qualified defined contribution plan maintained by Buyer accepts the transfer of such account balances in cash (excluding loans) of the electing Employees.

5.7           Consents.

(a)          Required Consents. For any Assigned Contract or Permit the transfer of which would require a Consent, Seller shall use commercially reasonable efforts, and Buyer shall provide commercially reasonable cooperation to Seller, to obtain all Consents required to effect assignment thereof to Buyer as of the Closing Date. If Seller is unable to obtain the requisite Consent to assignment of any Assigned Contract or Permit prior to the Closing Date and the Closing is consummated, Seller shall continue to use its commercially reasonable and necessary actions, and Buyer shall continue to provide commercially reasonable cooperation to Seller, required to (i) assign to Buyer such Assigned Contract or Permit or (ii) to facilitate the replacement of such Assigned Contract with a new contract entered into directly between Buyer and the applicable third party, in each case as soon as reasonably practicable. For the avoidance of doubt, only the Consents to the Contracts set forth on Schedule 5.7 shall be conditions to Closing.

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(b)          Contracts Without Consent. If any Consent required to effect assignment of an Assigned Contract to Buyer without breach or violation thereof is not obtained prior to the Closing Date, without limiting the terms of Section 5.7(a) with respect to the Assigned Contract to which the Consent relates, such Assigned Contract shall not be deemed assigned to Buyer at Closing to the extent necessary to avoid such breach or violation, and pending obtaining the Consent to such assignment, the Parties shall use their respective commercially reasonable efforts to implement a reasonable arrangement designed to afford to Buyer all of the economic and operational benefits and burdens of the affected Assigned Contract (but only such economic and operational benefits and burdens). Such arrangement may involve Seller’s involvement as the named party to the applicable Assigned Contract in dealing with the counterparty to such Assigned Contract on behalf of Buyer on a “pass-through” basis to facilitate Buyer obtaining such benefits. Upon obtaining the required Consent to assignment of any Contract, the applicable Contract shall be deemed automatically assigned to and assumed by Buyer. Buyer and Seller shall execute and deliver such further documents and instruments as either may reasonably request to evidence such assignment and assumption.

(c)          Governmental Filings. Buyer and Seller hereby covenant and agree to use commercially reasonable efforts to obtain the approval of any Governmental Body necessary to consummate the transactions contemplated hereby, including using commercially reasonable efforts to resolve any objection, inquiry or investigation asserted by any Governmental Body under any antitrust law with respect to the transactions contemplated hereby, if any. Buyer and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consents from Governmental Bodies, including (i) promptly notifying the other parties of any material communications from or with any Governmental Body with respect to the transactions contemplated by this Agreement, and (ii) furnishing the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Body, in each case, with respect to the transactions contemplated by this Agreement. Buyer and Seller shall each pay one-half of the filing fees relating to any filings made under the HSR Act in connection with the transactions contemplated hereby. Nothing contained in this Section 5.7(c), or in any other provision of this Agreement (including Section 8.1) shall require Buyer or any of its Affiliates to agree to any conditions or limitations on any asset, business or property of Buyer or any of its Affiliates, on any asset, business or property of which Buyer or any of its Affiliates has or hereafter has an unconsummated Contract to acquire or to transfer or on the Acquired Assets, or agree to divest, hold separately, or take any other action with respect to any asset, business or property.

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5.8           Confidentiality.

(a)          Buyer Confidentiality.

(i)          From and after the date hereof, except as required by applicable Legal Requirements or permitted by Section 5.3, neither Buyer, nor any of its Affiliates or their Representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Seller Proprietary Information. For the avoidance of doubt, the confidentiality obligations of Buyer under the Nondisclosure Agreement shall continue to apply to all information of Seller to the extent provided therein, whether or not such information is Seller Proprietary Information, prior to the Closing.

(ii)         For the purposes of this Section 5.8(a), “Seller Proprietary Information” means any and all information regarding Seller, not relating to the Acquired Assets and the Business, together with all information relating to assets other than the Acquired Assets or the Retained Obligations under this Agreement, which has not been or is not generally made available to the public by Seller prior to the Closing Date.

(b)          Seller Confidentiality.

(i)          From and after the Closing, Seller will not, and Seller will cause its Affiliates and its and their Representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer) any Buyer Proprietary Information. This Section 5.8(b) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 5.8(b) shall terminate on the fifth (5th) anniversary of the Closing with respect to any Buyer Proprietary Information that does not then constitute a trade secret under applicable Legal Requirements. Nothing in this Section 5.8(b) shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides greater or longer protection than provided in this Section 5.8(b).

(ii)         For purposes of this Section 5.8(b), “Buyer Proprietary Information” means any and all technical, business and other information of or relating to the Business, any Acquired Asset, or Buyer or any of its Affiliates or Representatives that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, which is not generally known to the public or to any other Person, including technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, machinery, financial data, financial plans, product plans, lists concerning actual or potential customers or suppliers, information regarding acquisition and investment plans and strategies, business plans or operations, information created or developed for Buyer under the Transition Services Agreement. Seller hereby confirms that after the Closing the Buyer Proprietary Information includes all information and rights to information that constitute an Acquired Asset.

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(c)          This Section 5.8(a) and (b) shall apply unless such Seller Proprietary Information or Buyer Proprietary Information (collectively, “Proprietary Information”): (i) is or becomes generally available and known to the public without breach by Buyer, Seller, Parent or any of their Affiliates or Representatives, as applicable (each, a “Confidentiality Party”), of any obligation to the other Party or any of their Representatives or Affiliates under this Section 5.8; (ii) is rightfully received by a Confidentiality Party from any Person, without restriction on use or disclosure and without breach of any obligation hereunder; or (iii) is independently developed by or for a Confidentiality Party without reference to or use of Proprietary Information.

(d)          If a Confidentiality Party is required by any court or legislative or administrative body (by oral questions, interrogatories, request for information or documents, subpoena or similar process) to disclose any Proprietary Information of another Party, such Confidentiality Party shall provide such other Party with prompt notice of such requirement in order to afford such Party an opportunity to seek an appropriate protective order. The Confidentiality Party shall cooperate with the applicable Party in an effort to obtain such a protective order. However, if a Party is unable to obtain or does not seek such a protective order, and a Confidentiality Party is, in the opinion of counsel, compelled to disclose the Proprietary Information under penalty of liability for contempt, censure or other penalty, disclosure of such Proprietary Information may be made without liability, but only to the extent that such Confidentiality Party is so compelled to disclose the Proprietary Information in response to such process.

(e)          The Parties acknowledge that any breach of this Section 5.8 could result in irreparable harm that might not be adequately compensated by damages, and expressly recognize each Party’s right to immediate injunctive relief in the event of the breach of this Section 5.8, in addition to any and all other remedies and damages available to the Parties at law or in equity.

(f)          That certain Mutual Nondisclosure Agreement between Buyer and Parent, dated as of September 17, 2012 (the “Nondisclosure Agreement”), shall continue in full force and effect until the Closing, provided that in the case of any inconsistency between the Nondisclosure Agreement and this Agreement, this Agreement shall control. Seller agrees to be bound by the Nondisclosure Agreement in the same manner as Parent, as though it were a party thereto.

5.9           Brokers Fees. Seller shall be responsible for and shall pay any financial advisory fee, brokerage commission, finder’s fee, or like payment payable to any broker, agent, advisors, or other Persons acting on behalf of Seller or under their authority in connection with the transactions contemplated hereby. Buyer shall be responsible for any such similar fees payable to any broker, agent, advisors or other Persons acting on behalf of Buyer or under its authority in connection with the transactions contemplated hereby.

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5.10         Access to Books and Records and Personnel. For a period of seven years from the Closing Date (or such longer period as may be required by any Governmental Body or requested by a Party in connection with disputes or litigation):

(a)          neither Party shall either dispose of or destroy any of the books and records (other than records regarding the conduct of the Business at times prior to seven years prior to the Closing Date) retained or held by such Party relating to the ownership of the Acquired Assets by Seller or the operation of the Business prior to Closing without first offering to turn over possession thereof to the other Party, by written notice to the other Party at least 30 days prior to the proposed date of such disposition or destruction;

(b)          each Party shall allow the other Party and its agents reasonable access to such books and records during normal working hours at the offices of such Party at which such books and records are located;

(c)          each Party shall make available to the other Party upon written request therefor (i) copies of any such books and records, (ii) its personnel to assist the other Party in locating and obtaining any such books and records, and (iii) any other assistance or participation reasonably required, including access to personnel (including for depositions and/or court appearances to the extent reasonably necessary), by a Party in connection with existing or future litigation (including defense of Actions referred to in Section 10.4), tax returns, audited and unaudited financial statements or accounting reports or other matters in which such Party is involved, relating to the operation of the Business prior to Closing, to the Acquired Assets or to the Assumed Obligations or Retained Obligations, as applicable. The Party so requesting shall reimburse the other Party for the reasonable costs and expenses (excluding corporate overhead and salaries but including out of pocket and third party costs and expenses) incurred by such Party in performing the covenants contained in this Section 5.10; and

(d)          each Party’s access under this Section 5.10 shall not unreasonably interfere with the continuing operations or business of the other Party or its Affiliates and shall be subject to such Party and its Affiliates’ customary safety and security policies and shall be subject to any legal privileges that may then be applicable.

5.11         COBRA Compliance. Seller agrees that on and after the Effective Time and with respect to Employees through the Closing Date it will satisfy all requirements regarding continuation of health benefit coverage with respect to all applicable former Employees or other “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. § 54.4980B-9 (excluding consultants), or the beneficiaries or dependents of such former Employees, under Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code (herein collectively referred to as “COBRA”), including any notices and continuation of health benefit coverage required to be provided on and after the Effective Time to such former Employees or other M&A qualified beneficiaries by reason of the transactions contemplated by this Agreement.

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5.12         Updates to Disclosure Schedules. Seller will notify Buyer in writing of, and contemporaneously will provide Buyer with true and complete copies of, any and all information or documents relating to any event, transaction or circumstance, as soon as practicable after it becomes known to Seller, occurring after the date of this Agreement that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, in each case specifying with particularity the representation and warranty affected in an updated Disclosure Schedule; provided, however, that updates to the Disclosure Schedules shall only be permitted in connection with such events, transactions or circumstances that occur after the date of this Agreement. Any update given pursuant to this Section 5.12 shall be disregarded for purposes of Section 7.1 and Section 10.1(i), except as follows. If (i) the occurrence of the event, transaction or circumstance reflected in any such update would cause any representation or warranty of Seller contained in this Agreement to be untrue at Closing and (ii) if such failure would, individually or in the aggregate, reasonably be expected to have an adverse effect on the financial condition, results of operations or condition of Seller, the Acquired Assets or the Business, in an amount in excess of 1% of the Purchase Price, Seller shall be entitled to confirm to Buyer that as a result of the event, transaction or circumstance contained in such update Buyer may terminate this Agreement pursuant to Section 12.1(e). If Buyer does not exercise such right of termination prior to the Closing pursuant to written notice to Seller to such effect, then such supplemental disclosure shall modify the representation and warranty of Seller identified in such update effective at and as of the Closing for purposes of indemnification under Section 10.1(i) (but not for indemnification for any such matters under any other section hereof). Seller may update Schedule 3.7 to reflect Consumer Claims arising in the Ordinary Course of Business after the date hereof, and such update shall be deemed to modify Schedule 3.7 as of the Closing.

5.13         Alternative Transactions.

(a)          From the date hereof until the Closing Date or earlier termination hereof, Seller and Parent shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly through any other Person, initiate, solicit, facilitate, induce or encourage (including by way of furnishing non-public information or other assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other understanding or agreement with any Person other than Buyer with respect to a sale of all or any portion of the Acquired Assets, or a merger or consolidation involving Seller, or other business combination, in each case in a transaction that includes any portion of the Business or the Acquired Assets (an “Alternative Transaction”).

(b)          Seller will immediately cease any existing discussions or negotiations with any Person (other than Buyer and its Affiliates) conducted heretofore with respect to any Alternative Transaction, and will request that all Persons, other than Buyer and its Affiliates, who have been furnished confidential information regarding the Business in connection with the solicitation of or discussions regarding an Alternative Transaction within the 12 months prior to the date hereof promptly return or destroy such information.

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5.14         Transfers of Cash Pre-Closing; Receipt of Cash Post-Closing. Prior to the Closing Date, Seller shall remain free to maintain its current cash management practices in the Ordinary Course of Business. Prior to the close of business on the Business Day preceding the Closing Date, Seller shall be entitled to distribute to Parent all cash balances contained in the any lockboxes of Seller that will be transferred to Buyer as Acquired Assets. If, at any time following the Closing, a Party or its Affiliates receives any cash or other assets in respect of the Business to which any other Party is entitled, such receiving Party will, and will cause its Affiliates to, as promptly as practicable, deliver such cash or assets to the Party entitled thereto.

5.15         Performance Bonds. Buyer shall (i) use its commercially reasonable efforts to replace each Performance Bond outstanding and issued as of the date hereof, with a bond, letter of credit, bank guarantee or other instrument similar in nature to the instrument replaced, and (ii) cooperate with Parent’s efforts to obtain a release of each guarantee by Parent to the benefit of a third party relating to an Assumed Obligation listed on Schedule 5.15 (a “Parent Guarantee”), including by providing a replacement guarantee of like tenor to the replaced Parent Guarantee. For the avoidance of doubt, (y) the replacement of any Performance Bond or release of any Parent Guarantee is not a condition to either Party’s obligation to consummate the transactions contemplated hereby, and (z) any Losses sustained by Seller or Parent after Closing pursuant to a Performance Bond or Parent Guarantee based on Buyer’s failure to perform the Assumed Obligation related thereto are subject to indemnification by Buyer pursuant to Section 10.2(iii). In connection with the Seller’s requirement under Section 7.3 to obtain the consent of the landlord under that certain Office Lease, dated September 14, 2001, as amended, between Koll Bren Fund V, L.P. and Seller, relating to 652 N. Sam Houston Parkway E., Houston, Texas 77060, which Office Lease is guaranteed by Parent, Buyer shall cause Equifax to provide a substitute guaranty in favor of such landlord to replace Parent’s guaranty as of the Effective Time.

5.16         Accounts Receivable Procedures. From and after the Effective Time, Buyer shall invoice and pursue collection of the Accounts Receivable in the Ordinary Course of Business using not less than the same level of efforts Buyer uses in the collection of accounts receivable generally in its own business. For a period of nine months after the Closing, and solely for purposes of determining the amount of any indemnification claims under Section 10.1(i) with respect to Breaches of the representations and warranties in Section 3.5, in circumstances where (a) (i) a single Person is an account debtor on more than one Accounts Receivable and/or accounts, notes or loans receivable that are not Accounts Receivable and (ii) such account debtor makes a single lump sum payment on such receivables without identifying specifically to which receivables such payment relates, such payments first shall be allocated to satisfy in full all then outstanding Accounts Receivable in order of the dates such receivables were billed or (b) less than the full amount of an Accounts Receivable shall have been paid by the account debtor, any such payment received shall be credited only to such Accounts Receivable. From and after the Effective Time, if Buyer shall receive payment on any Accounts Receivable for which Buyer or any Affiliate or Representative of Buyer had previously been indemnified and actually paid by the Seller pursuant to Section 10.1(i) based on a Breach of the representations and warranties in Section 3.5, then Buyer shall promptly remit the full amount of such payment (net of any direct costs and expenses incurred by Buyer in connection with the receipt of such payment) to Seller without any deduction or offset whatsoever. Buyer shall not agree to settle any Closing Date Account Receivable for less than the full amount thereof for which Seller might have an indemnification obligation hereunder without the prior consent of Seller (not to be unreasonably withheld, delayed or conditioned).

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5.17         Patent Rights. Seller covenants to cause the Parent Entities not to sue the Subsidiary of Equifax that owns the Business after the Closing Date for any claim that such Subsidiary’s activities after the Closing Date in conducting the Business after the Closing Date in the manner conducted by Seller prior to the Closing Date, and directly traceable to Seller, infringe patent rights owned by any Parent Entity before the Closing Date and having a priority date before the Closing Date, if and to the extent that such activities are substantially the same as Seller’s activities in conducting the Business before the Closing Date. For the avoidance of doubt in the interpretation of this Section 5.17, Seller’s activities conducted before the Closing Date shall not be deemed to have been modified to include any activities that may be conducted after the Closing Date by the Subsidiary of Equifax that owns the Business after the Closing Date to the extent of any services that may be provided by any Parent Entity to such Subsidiary and the Business pursuant to the Transition Services Agreement, and this covenant not to sue shall not apply to any patent rights previously not used by Seller in the Business prior to the Closing Date even if the patent rights are used by any Parent Entity during the provision of services to such Subidiary and the Business under the Transition Services Agreement. In addition, this covenant not to sue shall not apply to Equifax, Buyer or any Subsidiary or Affiliate of Equifax with respect to any activities conducted by any of them prior to or after the Closing Date that are not directly traceable to Seller’s activities in conducting the Business before the Closing Date, even if such activities are substantially the same as the Seller’s activities in conducting the Business before the Closing Date. This covenant not to sue is not transferable by Equifax, Buyer or any other Subsidiary of Affiliate thereof.

ARTICLE VI
CONDITIONS TO SELLER’S OBLIGATIONS TO SELL THE ACQUIRED ASSETS

The obligation of Seller to sell the Acquired Assets and the Business to Buyer pursuant to this Agreement shall be subject to the satisfaction of each of the following conditions, each of which may be waived, in whole or in part, by a written instrument signed by Seller:

6.1           Representations, Warranties and Covenants. The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects (except for those that are qualified as to materiality or words of similar import which shall be true and correct in all respects) as of the Closing (except for any representations and warranties as of a specific date, which shall be true in all material respects as of such date) with the same effect as though made on and as of the Closing Date. Buyer shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

6.2           Payment of Purchase Price. At Closing, Buyer shall have tendered payment of the Closing Payment pursuant to Section 2.3.

6.3           Closing Documents. At Closing, Buyer shall have delivered to Seller the documents listed in Section 9.2.

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6.4           Actions. There must not be any pending or threatened Action against Seller, or against any Affiliate of Seller, (a) brought by a Governmental Body and involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement, or (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal, conditioning or otherwise interfering with any of the transactions contemplated under this Agreement.

ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS TO PURCHASE
THE ACQUIRED ASSETS

The obligations of Buyer to purchase the Acquired Assets from Seller pursuant to this Agreement shall be subject to the satisfaction of each of the following conditions, each of which may be waived, in whole or in part, by a written instrument signed by Buyer:

7.1           Representations, Warranties and Covenants. The representations and warranties of Seller set forth in Article III, shall be true in all material respects (except for those that are qualified as to materiality or words of similar import which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (except for any representations and warranties as of a specific date, which shall be true in all material respects as of such date) with the same effect as though made on and as of the Closing Date. Seller shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

7.2           Closing Documents. At Closing, Seller shall have delivered to Buyer the documents listed in Section 9.3.

7.3           Consents. Seller shall have obtained all required Consents set forth on Schedule 5.7.

7.4           No Change. There shall not have occurred a Material Adverse Effect.

7.5           Actions. There must not be any pending or threatened Action against Buyer or against any Affiliate of Buyer, (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, conditioning or otherwise interfering with any of the transactions contemplated under this Agreement.

7.6           Lien Satisfaction. Seller shall have delivered evidence, satisfactory to Buyer, that all Encumbrances (other than Permitted Encumbrances), if any, on any Acquired Asset have been released and discharged.

7.7           Additional Financial Statements. If the Termination Date is extended pursuant to Section 12.1(b), the December Financial Statements shall have been completed and delivered to Buyer, and shall have been reviewed by the Auditor (or such other independent accounting firm as the Parties may agree).

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ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of Seller to sell, and Buyer to purchase, the Acquired Assets shall be subject to the following additional conditions:

8.1           Regulatory Approvals. All required regulatory approvals, consents, and Permits, as applicable, shall have been received, and any other required United States or state or local government or regulatory notifications shall have been made, and the waiting period under the HSR Act shall have expired or early termination shall have been granted by the Federal Trade Commission and the United States Department of Justice.

8.2           Actions. There shall be no Legal Requirement enacted, adopted, promulgated or enforced, or any Governmental Order in effect that makes consummation of the transactions contemplated by this Agreement substantially on the terms contemplated by this Agreement illegal or otherwise prohibited.

ARTICLE IX
CLOSING

9.1           General. The Closing shall, unless another date or place is agreed to in writing by the Parties hereto, take place on the Closing Date at the offices of Baker Botts L.L.P., The Warner, 1299 Pennsylvania Avenue, Washington, D.C. 20004.

9.2           Buyer’s Closing Documents and Payment. Buyer shall deliver to Seller at the Closing the following:

(a)          A Bill of Sale, Assignment and Assumption agreement, in the form of Exhibit C (the “Bill of Sale, Assignment and Assumption Agreement”), executed by Buyer, with respect to the Assigned Contracts being assigned to Buyer;

(b)          a Non-Competition and Non-Solicitation Agreement, in the form of Exhibit D (the “Non-Competition Agreement”) executed by Buyer;

(c)          the Transition Services Agreement, executed by Buyer;

(d)          the Operating Agreements Termination Agreement, executed by Buyer and its Affiliates that are parties to any Operating Agreements;

(e)          a certificate executed by an officer of Buyer certifying that the conditions set forth in Section 6.1 have been satisfied;

(f)          Resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, duly certified by the Secretary of Buyer; and

(g)          Payment by wire transfer of the Closing Payment.

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9.3           Seller’s Closing Documents. Seller shall deliver to Buyer at the Closing the following:

(a)          Copies of all third party Consents identified on Schedule 5.7, together with any other governmental or third party Consents and waivers Seller has received prior to Closing;

(b)          The Bill of Sale, Assignment and Assumption Agreement, executed by Seller;

(c)          the Non-Competition Agreement, executed by Seller and Parent;

(d)          the Transition Services Agreement, executed by Parent and Seller;

(e)          the Operating Agreements Termination Agreement, executed by Seller and its Affiliates that are parties to any Operating Agreements;

(f)          a certificate executed by an officer of Seller certifying that the conditions set forth in each of Section 7.1 and Section 7.4 have been satisfied, and if the Termination Date shall have been extended pursuant to Section 12.1(b), certifying a copy of the December Financial Statements prepared and reviewed in accordance with Section 5.4(c);

(g)          Resolutions duly adopted by the board of directors and shareholders (as applicable) of Seller authorizing the execution, delivery and performance of this Agreement, duly certified by the Secretary of Seller; and

(h)          FIRPTA affidavit certifying the non-foreign status of Seller in satisfaction of Code Section 1445.

ARTICLE X
INDEMNIFICATION

10.1         By Seller. Subject to the limitations set forth in Article XI and elsewhere herein, Seller shall defend, indemnify, and hold harmless Buyer and its Affiliates and Representatives in respect of and against, any and all Losses incurred or suffered by Buyer or any Affiliate or Representative of Buyer arising out of or relating to (i) the Breach of any representation or warranty made by Seller in this Agreement or in any Closing certificate or Closing affidavit delivered at Closing expressly pursuant to Sections 9.3(g) or (i), (ii) any Breach by Seller or Parent of any covenant or obligation of Seller or Parent contained in this Agreement, (iii) subject to Sections 13.2 and 13.3, any Taxes of Seller or its Affiliates, (iv) subject to Sections 10.4, 13.2 and 13.3, the ownership, operation and use of the Acquired Assets and Business for all periods before and through the Effective Time, or (v) subject to Sections 10.4, 13.2 and 13.3, any Retained Obligations, including any fines, penalties or other Losses relating to the failure of Seller to timely perform or comply with such Retained Obligations.

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10.2         By Buyer. Subject to the limitations set forth in Article XI and elsewhere herein, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates and Representatives in respect of and against, any and all Losses incurred or suffered by Seller or its Affiliates or Representatives arising out of or relating to (i) the Breach of any representation or warranty of Buyer contained in this Agreement or in any Closing certificate delivered at Closing expressly pursuant to Section 9.2(e), (ii) any Breach by Buyer or Equifax of any covenant or obligation of Buyer or Equifax contained in this Agreement, (iii) the Assumed Obligations, including any fines, penalties or other Losses relating to the failure of Buyer to timely perform or comply with such Assumed Obligations, (iv) the ownership, operation and use of the Acquired Assets and the Business for all periods after the Closing, except with respect to any Liability or other matter for which Seller is obligated to indemnify Buyer or its Affiliates and Representatives pursuant to Section 10.1, (v) to the extent provided in Section 10.4, Specified FCRA Claims, and (vi) to the extent provided in Section 5.6(b) with respect to WARN Act matters.

10.3         Notification and Handling of Third Party Claims.

(a)          Each Party shall notify the other Party in writing as promptly as practicable in the circumstances whenever it shall determine that there are sufficient facts or circumstances that such Party and/or its Affiliates reasonably believe may render the other Party liable to the notifying Party and/or its Affiliates pursuant to Section 10.1 or Section 10.2 (as applicable), giving reasonable details about the nature of the Loss for which indemnification may be claimed, the expected amount of such Loss (to the extent reasonably determinable), and a basis for the claim for indemnification. In addition, in the event that any Claim shall be brought by any third party or Governmental Body, which, if successful, may render a Party liable to the other Party and/or its Affiliates pursuant to this Article X, then the Party and/or its Affiliates seeking indemnification hereunder (collectively, the “Indemnitee”) shall, as promptly as practicable in the circumstances after receiving written notice or service of process of such Claim, give written notice (a “Claim Notice”) thereof to the Party from whom indemnification is sought (the “Indemnitor”). Such Claim Notice shall describe in reasonable detail the nature of the Loss, include a copy of all papers served with respect to an Action (if any) and state a basis of such request for indemnification. Failure to promptly notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the Indemnitor is materially prejudiced by the Indemnitee’s failure to give such notice, but only to the extent of any such Loss directly attributable to the material prejudice suffered by the Indemnitor. Within 30 days after receipt of any Claim Notice (or such earlier time as may be appropriate in light of an obligation to respond to any legal process), the Indemnitor shall notify the Indemnitee either that (i) the Indemnitor elects to defend the Indemnitee against such Claim with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, or that (ii) the Indemnitor disputes its potential liability to indemnify the Indemnitee, provided that such an aforesaid election by the Indemnitor to not assume the defense of the Indemnitee for such Claim shall be subject to the right of the Indemnitor to subsequently assume the defense of the Indemnitee for such Claim at any time prior to settlement or final determination thereof, provided that any such subsequent election shall not prejudice any rights of the Indemnitee or its business or operations. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if (A) the amount of monetary damages reasonably sought in connection with such Claim or for which a settlement or award may be reasonably expected to result in indemnified Losses to the Indemnitee which may exceed the amount of the indemnified Losses for which the Indemnitor may be liable under this Agreement (giving effect to any then-resolved Claims and any then-pending Claims), (B) the Claim is being asserted by a Governmental Body, or (C) if the Claim seeks equitable relief, the Indemnitee shall have no obligation to tender the defense thereof to the Indemnitor and the Indemnitor shall be responsible for all reasonable costs and expenses and all Losses, subject to the provisions and limitations set forth in Section 11.1; provided, however, that if the Indemnitee assumes such defense, the Indemnitor shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitee, it being understood that the Indemnitee shall control such defense.

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(b)          If either (i) the Indemnitor and the Indemnitee are both named as parties to such Claim and the Indemnitee determines in good faith that joint representation would be inappropriate, (ii) an Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or (iii) the Claim involves Losses that might be subject to indemnification hereunder and other Losses which are not subject to indemnification hereunder, then the Party asserting such issue shall promptly notify the other Party after receipt of the Claim Notice, and the Parties shall then negotiate in good faith to obtain a joint defense (using either the same or separate counsel, as appropriate) to allocate the costs of defense and the potential liability for Losses on the Claim on an equitable basis, based upon each Party’s potential exposure for Losses subject to indemnification, in comparison with Losses that are not subject to indemnification hereunder. If the Indemnitee disputes that the Claim is not one that is fully indemnified hereunder, then the Indemnitee shall be entitled to proceed as provided under Section 10.3(d), but the Indemnitor shall be liable for the Indemnitee’s costs, expenses or Losses only to the extent finally determined that the Claim is subject to Indemnification hereunder by reason of an Action or settlement between the Parties regarding such indemnification dispute.

(c)          If within 30 days of receipt of a Claim Notice, the Indemnitor notifies the Indemnitee in writing of its election to assume the full control of defense of a Claim, (i) the Indemnitee shall not be liable to the Indemnitor for any costs or expenses incurred by the Indemnitor in connection with such defense from and after the date Indemnitor notified Indemnitee of Indemnitor’s election to assume the defense of such Claim (but shall be liable for such costs and expenses incurred prior to receipt of such written notice), (ii) it will be conclusively established for purposes of this Agreement that the entire Claim is within the scope of and subject to indemnification hereunder; (iii) the Indemnitor will not, so long as it diligently conducts such defense, be liable to the Indemnitee under this Article X for any fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense of such Claim, and (iv) the Indemnitee shall not be liable to the Indemnitor for any costs or expenses incurred by the Indemnitor in connection with such defense, nor for any Losses rendered or assessed in connection with such Claim, nor for any Losses resulting from the settlement of any such Claim if settled by the Indemnitor with or without the written consent of the Indemnitee, provided however that no compromise or settlement of such Claim may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (C) the Indemnitee will have no liability with respect to any compromise or settlement of such Claim effected without its consent; and (D) such settlement contains a full and complete release of such Claim in favor of Indemnitee.

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(d)          If the Indemnitor does not either (i) notify the Indemnitee that Indemnitor intends to assume full defense of the Claim, (ii) provide notice under Section 10.3(b) that a matter should be subject to a joint defense, or (iii) acknowledge that such Claim might be subject to indemnification pursuant to Section 10.1 and request that Indemnitee assume defense of such Claim, then subject to Indemnitor’s subsequent election to assume such defense, the Indemnitee may proceed to defend the claim using counsel of its choice, and to the extent that the Claim is thereafter determined to be subject to indemnification hereunder, the Indemnitor shall be obligated to reimburse the Indemnitee for all costs and expenses incurred by the Indemnitee in connection with investigation and defense of the claim and all Losses incurred by the Indemnitee in connection with any judgment or order entered in an Action involving the Claim or any settlement of such Claim; provided, however, that the Indemnitor shall not be liable for any Losses incurred in any settlement made without the Indemnitor’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. An Indemnitor’s refusal to consent to any settlement, in a Claim in which such Indemnitor is a party, that does not provide for a complete release of the subject Claim in favor of Indemnitor shall not be considered unreasonable.

10.4         Specified FCRA Claims. Notwithstanding Sections 10.1, 10.2 and 10.3, promptly after the Closing Date, Buyer shall assume the defense of, and shall pay all costs of defending, those Consumer Claims listed on Schedule 10.4 and any other Actions brought in the Ordinary Course of Business by individual consumers against Seller under the FCRA based in whole or in part on acts or omissions of Seller or the Business occurring or alleged to occur on or prior to the Closing Date (collectively, “Specified FCRA Claims,” which term shall include any Action that includes an FCRA claim as one of the primary claims even though such Action may also include one or more similar consumer claims not under the FCRA), including any Specified FCRA Claims filed after the date hereof or after the Closing. Buyer shall indemnify and hold harmless Seller for any obligations or Liabilities for amounts payable pursuant to settlements and judgments of Specified FCRA Claims, provided, however, that Buyer shall not have any obligation to indemnify or hold harmless Seller against any such obligations or Liabilities in excess of an aggregate amount for all such settlements and judgments collectively of $500,000 (exclusive of costs of defense). Seller shall remain fully responsible for and pay on request of Buyer all settlement and judgment amounts incurred in excess of such $500,000 (exclusive of costs of defense) and all such excess amounts shall constitute Retained Obligations, provided, however that Seller shall not be liable for any such excess amount to the extent incurred in a settlement of a Specified FCRA Claim made without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Specified FCRA Claims do not include, and Buyer shall not have any obligation to assume or indemnify Seller in respect of, any claim or Action of any type or nature asserted or purportedly asserted as a class action on behalf of a class of consumers, including the Action asserted on behalf of a class listed on Schedule 2.2(c)(iii). Seller and/or its Affiliates shall defend any Action referenced in the immediately preceding sentence at its sole cost and expense. At any time upon written notice to Buyer, Seller and/or its Affiliates may assume the defense of any Specified FCRA Claim, at its sole cost and expense, and Buyer shall have no obligation to pay any amount of any settlement or judgment with respect to any Specified FCRA Claim the defense of which Seller assumes. The notice provisions of Section 10.3 with respect to third party claims thereunder shall apply to any Specified FCRA Claim asserted against Seller after the Closing.

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10.5         Notification of Other Claims. A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the Party from whom indemnification is sought. Failure to give such written notification shall affect the indemnification provided hereunder only to the extent the Indemnitor shall have been actually prejudiced as a result of such failure but only to the extent thereof. Upon receipt of any such notice, the Indemnitor shall notify the Indemnitee as to whether the Indemnitor accepts liability for any such Loss.

ARTICLE XI
LIMITATIONS AND SURVIVAL

11.1         Limitations and Caps on Losses and Indemnity.

(a)          Seller’s aggregate indemnification liability pursuant to Section 10.1(i) for all Breaches of the representations and warranties set forth in this Agreement (excluding Breaches of the Fundamental Representations) shall not exceed $100,000,000.

(b)          Seller’s aggregate indemnification liability pursuant to Section 10.1(i) for all Breaches of the Fundamental Representations shall not exceed the Purchase Price.

(c)          Buyer’s aggregate indemnification liability pursuant to Section 10.2(i) for all Breaches of the representations and warranties shall not exceed the Purchase Price.

(d)          Notwithstanding anything contained in this Section 11.1, in the absence of fraud or willful misconduct, (i) Buyer or its Affiliates and Representatives shall not be entitled to indemnification pursuant to Section 10.1(i) for Breaches of representations and warranties other than the Fundamental Representations until the aggregate amount of all Losses indemnifiable pursuant to Section 10.1(i) exceeds $5,000,000 (the “Deductible Amount”), and thereafter Buyer shall be entitled to indemnification only for amounts in excess of such Deductible Amount, and (ii) Seller or its Affiliates and Representatives shall not be entitled to indemnification pursuant to Section 10.2(i) until the aggregate amount of all Losses indemnifiable pursuant to Section 10.2(i) exceeds the Deductible Amount, and thereafter Seller shall be entitled to indemnification only for amounts in excess of such Deductible Amount; provided, however, that only Losses for such Breaches of representations and warranties other than Fundamental Representations that exceed $25,000 per individual occurrence shall be included in the calculation of the Deductible Amount.

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(e)          Notwithstanding anything to the contrary in this Agreement, for purposes of Sections 10.1(i), and 10.2(i), all of the representations and warranties set forth in this Agreement (and any definitions incorporated therein) that are qualified as to materiality, in all material respects, Material Adverse Effect or words of similar import or effect, shall be deemed to have been made without any such qualification solely for the purposes of determining any Breach or inaccuracy therein and the amount of any Losses arising out of or caused by such Breach of or inaccuracy. Notwithstanding the foregoing, qualifications of materiality and words of similar import or effect that are related to (i) the Financial Statements or the applicability and application of GAAP therein or (ii) the definition of Material Contracts and the representations set forth in Section 3.12(a) and Section 3.13 shall not be subject to this subsection (e).

(f)          Any Liability of a Party pursuant to Section 10.1 or 10.2 shall be reduced by the amount, if any, of insurance proceeds actually received by the Indemnitee from an insurance carrier on account of the applicable Loss (net of any increases in premium costs and expenses attributable to the collection of such insurance proceeds), but indemnification hereunder shall not be delayed pending any such recovery. If any such proceeds are received after payment by an Indemnitor of any amount that would not have been payable if such proceeds had been received prior to such payment, the Indemnitee shall promptly repay such amount to the Indemnitor.

11.2         Survival.

(a)          Except as expressly set forth herein, all representations and warranties contained in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, and any Closing certificate or Closing affidavit delivered expressly pursuant to Sections 9.2(e) or 9.3(g) and (i) will survive the Closing for a period of 18 months from the Closing Date, at which point they will automatically expire, except as follows:

(i)          the Fundamental Representations shall expire 30 days after the applicable statutes of limitation; and

(ii)         any claim based on fraud or willful misconduct by a Party in connection with this Agreement shall survive indefinitely, subject to any applicable statute of limitations.

(b)          All covenants and agreements set forth herein to be performed at or prior to Closing shall survive the Closing for a period of 18 months, should the Closing occur; all covenants and agreements set forth herein to be performed after the Closing or set forth in any Ancillary Agreement shall survive the Closing and continue indefinitely, subject to any period of time applicable thereto in accordance with the provisions thereof.

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(c)          The right to indemnification under Article X shall continue to survive for any and all Losses about which an Indemnitor receives notice during the applicable survival period for that respective representation, warranty, covenant or agreement but not for Losses about which an Indemnitor receives notice after the expiration of such applicable survival period.

11.3         Sole Remedy. Each Party acknowledges and agrees that the sole and exclusive remedy with respect to any and all Breaches of the representations and warranties or covenants set forth in this Agreement or any officer’s certificate delivered expressly pursuant hereto (other than claims of, or causes of action arising from (i) fraud or willful misconduct or (ii) claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding the foregoing, nothing in this Section 11.3 shall limit any person’s right to seek and obtain any equitable relief to which any person may be entitled.

11.4         Parent Guaranty. Parent unconditionally and irrevocably guarantees to Buyer and its successors and assigns the full and timely performance of Seller’s obligations (including all indemnification and payment obligations) pursuant to this Agreement and pursuant to any agreement, certificate, instrument or other document (including the Ancillary Agreements) required to be delivered hereunder, in each case as the same is now or may hereafter be in effect (collectively, the “Seller Obligations”). Parent acknowledges and agrees that this guaranty is full, absolute and unconditional, is a guaranty of performance and not merely of collection and is in no way conditioned or contingent upon any attempt to collect from Seller, and no extension, increase, modification, amendment, waiver, consent, release or extinguishment any of the Seller Obligations (other than in accordance with the terms of this Agreement), or other change in any Seller Obligation, whether by agreement of Buyer and Seller, decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guaranty, nor shall such validity and enforceability be affected by any lack of validity or enforceability of any Seller Obligation as a result of the application of any bankruptcy, insolvency, moratorium or other similar Legal Requirement relating to creditors’ rights and general principles of equity to Seller. Parent hereby waives, for the benefit of Buyer, to the fullest extent permitted by applicable Legal Requirements, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, including those which would otherwise require any election of remedies by Buyer (other than payment of the Seller Obligations) and further waives any notice (including notice of acceptance or nonpayment), presentment, demand, performance, protest, suit or other action as the same pertains to Seller or any of the Seller Obligations, or any right to require Buyer to proceed against Seller or to exhaust any security held by any Buyer or to pursue any other remedy with respect to any of the Seller Obligations. Buyer may at any time and from time to time without notice to or consent of Parent and without impairing or releasing the obligations of Parent under this guaranty, with respect to any of the Seller Obligations, (i) agree with Seller to make any change in the terms of the Seller Obligations, (ii) take or fail to take any action of any kind in respect of any security for the Seller Obligations, or (iii) exercise or refrain from exercising any rights against Seller or others. Parent shall not institute, and shall cause its Affiliates not to institute, any Action asserting that this guaranty is illegal, invalid or unenforceable in accordance with its terms. This guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on Parent, its successors and assigns until all of the Seller Obligations have been paid and satisfied in full and shall continue to be effective or be reinstated, as the case may be, if at any time and to the extent that any payment of or other transaction satisfying any of the Seller Obligations is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of Seller, Parent, or any other Person. Parent understands that Buyer is relying on this guaranty in entering into this Agreement. References to Buyer in this Section 11.4 shall include Buyer’s Affiliates and their successors and assigns to the extent any of them are parties to any Ancillary Agreement or other Seller Obligation.

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11.5         Equifax Guaranty. Equifax unconditionally and irrevocably guarantees to Seller and its successors and assigns the full and timely performance of Buyer’s obligations (including all indemnification and payment obligations) pursuant to this Agreement and pursuant to any agreement, certificate, instrument or other document (including the Ancillary Agreements) required to be delivered hereunder, in each case as the same is now or may hereafter be in effect (collectively, the “Buyer Obligations”). Parent acknowledges and agrees that this guaranty is full, absolute and unconditional, is a guaranty of performance and not merely of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer, and no extension, increase, modification, amendment, waiver, consent, release or extinguishment any of the Buyer Obligations (other than in accordance with the terms of this Agreement), or other change in any Buyer Obligation, whether by agreement of Buyer and Seller, decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guaranty, nor shall such validity and enforceability be affected by any lack of validity or enforceability of any Seller Obligation as a result of the application of any bankruptcy, insolvency, moratorium or other similar Legal Requirement relating to creditors’ rights and general principles of equity to Buyer. Equifax hereby waives, for the benefit of Seller, to the fullest extent permitted by applicable Legal Requirements, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, including those which would otherwise require any election of remedies by Seller (other than payment of the Buyer Obligations) and further waives any notice (including notice of acceptance or nonpayment), presentment, demand, performance, protest, suit or other action as the same pertains to Buyer or any of the Buyer Obligations, or any right to require Seller to proceed against Buyer or to exhaust any security held by any Seller or to pursue any other remedy with respect to any of the Buyer Obligations. Seller may at any time and from time to time without notice to or consent of Equifax and without impairing or releasing the obligations of Equifax under this guaranty, with respect to any of the Buyer Obligations, (i) agree with Buyer to make any change in the terms of the Buyer Obligations, (ii) take or fail to take any action of any kind in respect of any security for the Buyer Obligations, or (iii) exercise or refrain from exercising any rights against Buyer or others. Equifax shall not institute, and shall cause its Affiliates not to institute, any Action asserting that this guaranty is illegal, invalid or unenforceable in accordance with its terms. This guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on Equifax, its successors and assigns until all of the Buyer Obligations have been paid and satisfied in full and shall continue to be effective or be reinstated, as the case may be, if at any time and to the extent that any payment of or other transaction satisfying any of the Buyer Obligations is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of Buyer, Equifax or any other Person. Equifax understands that Seller is relying on this guaranty in entering into this Agreement. References to Seller in this Section 11.5 shall include Seller’s Affiliates and their successors and assigns to the extent any of them are parties to any Ancillary Agreement or other Buyer Obligation.

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ARTICLE XII
TERMINATION

12.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by either Party if the Closing has not occurred by 5:00 pm Eastern time on the Termination Date, provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date; and provided further that if any of the conditions to Closing set forth in Article VI, VII or VIII hereof (other than conditions that by their nature cannot be satisfied until the time of Closing) shall not have been satisfied or waived on or before December 28, 2012, then either Party by written notice to the other Party given on or before the December 28, 2012 may extend the Termination Date until March 31, 2013 and thereafter such date shall be the Termination Date for purposes hereof.

(c)          by Buyer, if Buyer is not in material breach of any of its covenants, agreements or obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Seller herein become untrue or inaccurate such that Section 7.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(d)) (but subject to the provisions of Section 5.12) or (ii) there has been a breach on the part of Seller of any of its respective covenants, agreements or obligations contained in this Agreement such that Section 7.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) calendar days after written notice to Seller; or

(d)          by Seller, if Seller is not in material breach of any of its covenants, agreements or obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Buyer herein become untrue or inaccurate such that Section 6.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(e)) or (ii) there has been a breach on the part of Buyer of any of its respective covenants, agreements or obligations contained in this Agreement such that Section 6.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) calendar days after written notice to Buyer.

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(e)          by Buyer upon written notice to Seller in accordance with Section 5.12.

12.2         Effect of Termination. In the event this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties hereunder shall terminate; provided however, that no such termination of this Agreement shall act to terminate or otherwise impair the rights or obligations set forth in this Section 12.2, Section 5.8 or Article XIV; provided, further, that nothing herein shall relieve a breaching or defaulting Party for liability arising from any breach or default by such Party that takes place prior to the date of such termination, or impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XIII
TAXES

13.1         Assistance. Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for filing of all Tax Returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the payment of Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any Action relating to any Tax Return.

13.2         Transfer Taxes. All Transfer Taxes arising out of the transfer of the Acquired Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne one half by Seller and one half by Buyer. Seller and Buyer shall cooperate to determine on a timely basis the amount of any Transfer Taxes and timely prepare and file any returns or other filings relating to such Transfer Taxes, in form and substance satisfactory to each Party, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Party obligated by applicable Legal Requirement to pay over any such Transfer Taxes and file all necessary documentation and returns with respect to such Transfer Taxes when due shall timely do so, and shall promptly following the filing thereof furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Party, and if the Party paying over such Transfer Taxes and filing related Tax Return is (x) Buyer, Seller shall reimburse Buyer promptly for half of such Transfer Taxes or (y) Seller, Buyer shall reimburse Seller promptly for half of such Transfer Taxes.

13.3         Proration. General and special real estate and other ad valorem Taxes and assessments and other similar state or local Taxes, fees, charges and assessments in respect of the Personal Property, if applicable, on the basis of the fiscal year in which the Closing occurs, whenever imposed or assessed, shall be prorated between Buyer and Seller as of the Effective Time (it being understood that Buyer is liable for the same to the extent accruing after the Effective Time and Seller for those items to the extent accruing before the Effective Time, based on the number of days falling on or prior to the Closing Date, on the one hand, and falling after the Closing Date, on the other hand). If the Closing Date shall occur before the Tax rate or assessment is fixed for such fiscal year, the apportionment of such Taxes and payments at the Closing shall be based upon the most recently ascertainable Tax bills; provided, that Buyer and Seller shall recalculate and re-prorate said Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills received for the fiscal year in which the Closing occurs and the amount of any payments in lieu of Tax made with respect to any such fiscal year. If any amount required to be apportioned hereunder is paid by Buyer, on the one hand, or Seller, on the other hand, then Seller or Buyer, as the case may be, shall promptly reimburse the paying party for the non-paying party’s share of such apportioned amounts. Similarly, if Buyer, on the one hand, or Seller, on the other hand, receives a refund of any amounts that are required to be apportioned hereunder, then the recipient of such refund shall promptly pay to the other party such other party’s share of such refund as determined in accordance with the foregoing apportionment provisions (assuming that Buyer and Seller contributed to the applicable amount payment in accordance with the first two sentences of this Section 13.3).

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13.4         Operating Taxes. Without limiting the foregoing, Seller shall be solely responsible for all Taxes (other than Transfer Taxes, as set forth in Section 13.2, and Taxes subject to proration, as set forth in Section 13.3) incurred in connection with the Acquired Assets or the Business through the Effective Time, and Buyer shall be solely responsible for all Taxes incurred in connection with the Acquired Assets or Business after the Effective Time.

ARTICLE XIV
MISCELLANEOUS

14.1         Expenses. Except as otherwise provided in this Agreement, the Parties shall pay their and their Affiliates respective expenses (including the fees, disbursements, and expenses of their respective attorneys and accountants) in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions contemplated hereby.

14.2         Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered if delivered personally or sent by email or other electronic transmisision (subject to receipt of an appropriate confirmation of transmission) to the persons identified below, one business day following deposit with a reputable overnight courier, or three business days after deposit in the U.S. mail if mailed by certified or registered mail, return receipt requested, addressed as follows:

If to Buyer, to:

Equifax Information Services LLC
1550 Peachtree Street, N.W.
Atlanta, GA 30309
Attn: John Hartman, Senior Vice President, Corporate Development and Emerging Markets
Email: john.hartman@equifax.com

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA 30309
Attn: W. Stanley Blackburn
Email: sblackburn@kilpatricktownsend.com

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If to Seller, to:

Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attn: Randy Phillips and Adam Sheipe
Email: rphillips24@csc.com and asheipe@csc.com

with a copy to:

Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attn: Gemma Descoteaux
Email: gdescoteaux@akingump.com

Baker Botts L.L.P.
2001 Ross Avenue, Suite 1100
Dallas, Texas 75201
Attn: Neel Lemon
Email: neel.lemon@bakerbotts.com

Any party may change its address to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

14.3         Modification or Waiver. This Agreement may be amended, modified, or superseded at any time by a written instrument executed by Seller and Buyer, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived by written instrument executed by the Party intended to be benefited thereby. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation, or warranty in this Agreement.

14.4         Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed), and any such assignment in violation hereof shall be void; provided, however, that Buyer may, without the consent of Seller, assign its rights and obligations hereunder in whole or in part to a direct or indirect wholly-owned corporate or limited liability company Subsidiary of Buyer (other than a Subsidiary formed or organized under the laws of the State of Texas if such assignment is on or prior to the Closing Date) or a corporate or limited liability company successor to all or a substantial portion of the assets of the business of Buyer (other than a successor formed or organized under the laws of the State of Texas if such assignment is on or prior to the Closing Date), which Person shall assume Buyer’s obligations hereunder, provided that notwithstanding such assignment Buyer shall remain fully liable for its obligations hereunder.

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14.5         Specific Performance. Each Party acknowledges that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that certain breaches of this Agreement could not be adequately compensated in all cases by monetary damages alone. Therefore, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches, or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

14.6         Governing Law. The making, performance, interpretation, and construction of this Agreement shall be determined and governed exclusively by and in accordance with the laws of the State of Delaware, exclusive of any conflict of law rules which may refer to the laws of another jurisdiction.

14.7         Section Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

14.8         Entire Agreement. This Agreement, together with the Ancillary Agreements, the Schedules attached hereto, and the Disclosure Schedules (including any updates thereto), embodies the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes any prior letters of intent, agreements, and understandings relating to the subject matter hereof.

14.9         No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the Parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the Parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such Parties or such successors and assigns and not for the benefit of any other person (including the Employees).

14.10         Counterparts. Separate counterpart copies of this Agreement may be signed by the Parties hereto, with the same effect as though all of the Parties had signed one copy of this Agreement.

14.11         Severability. If any provision of this Agreement shall be held invalid under any applicable Legal Requirement, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable. The covenants and provisions of this Agreement are separate and independent. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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14.12         Interpretation of Agreement. The Parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between Parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law, court decision, or other legal precedent that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The words “shall” and “will” are used interchangeably and have the same meaning. References to any Contract are to such Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any statute, rule or regulation shall include any amendments of the same and any successor statutes, rules or regulations. References to any Person include the successors and permitted assigns of such Person. References to Seller in Article III include Seller and its predecessors in interest with respect to the Business, including its Affiliates which are parties to an Operating Agreement. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted in accordance with Exhibit B, and if not applicable or not addressed in Exhibit B, then in accordance with GAAP applied consistently with the application thereof to the Financial Statements. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

14.13         Waiver of Trial By Jury; Jurisdiction. All litigation relating to or arising under or in connection with this Agreement or any of the Ancillary Agreements shall be brought only in a United Stated District Court or a state court located in the State of Delaware, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Ancillary Agreements, with each Party irrevocably consenting to the jurisdiction thereof for any Actions arising out of or relating to this Agreement or the Ancillary Agreements. The Parties irrevocably waive trial by jury in any Action relating to this Agreement, the Ancillary Agreements or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any such Delaware court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of an inconvenient forum to the maintenance of such Action in any such court.

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14.14         Public Announcements. Buyer and Seller agree that, from the date hereof through and including the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Party hereto without the prior consent of the other Party (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any securities exchange (or in the opinion of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the Party making the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that Seller may make such an announcement to its employees, in which case Seller shall allow Buyer reasonable time to comment on such release of announcement in advance of such issuance. After the Closing Date, Buyer may make such announcements to customers and suppliers of the Business as Buyer deems reasonably necessary for the uninterrupted conduct of the Business and the transition thereof to Buyer. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a press release to be issued by Buyer on the Closing Date.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
EQUIFAX INFORMATION SERVICES LLC

By:
Name:
Title:

SELLER:
CSC CREDIT SERVICES, INC.

By:
Name:
Title:

Parent hereby executes this Agreement solely for purposes of acknowledging and agreeing to the provisions of Section 11.4:

PARENT:
COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

Equifax hereby executes this Agreement solely for purposes of acknowledging and agreeing to the provisions of Section 11.5:

EQUIFAX:
EQUIFAX INC.

By:
Name:
Title:

68

EXHIBIT A

FORM OF TRANSITION SERVICES AGREEMENT

A-1

EXHIBIT B

WORKING CAPITAL CALCULATION

B-1

EXHIBIT C

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

C-1

EXHIBIT D

FORM OF NON-COMPETITION AGREEMENT

D-1

EXHIBIT E

FORM OF OPERATING AGREEMENTS TERMINATION AGREEMENT

E-1